As filed with the Securities and Exchange Commission on September 18, 2000
                                                     Registration No. 333-______
================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                                   -----------
                                    FORM SB-2
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                                  ------------

                         MEDITECH PHARMACEUTICALS, INC.
                  --------------------------------------------
                 (Name of small business issuer in its charter)

       NEVADA                        2834                        95-3819300
----------------------     ---------------------------        ----------------
(State or Jurisdiction             (Primary                   (I.R.S. Employer
  of Incorporation             Standard Industrial              Idenficiation
  or Organization)         Classification Code Number)              Number)

                        10105 E. Via Linda #103, PMB 382
                             Phoenix, Arizona 85258
                                 (480) 614-2874
           -----------------------------------------------------------
          (Address and telephone number of principal executive offices and principal place of business)

                                 Gerald N. Kern
                      Chairman and Chief Executive Officer
                         Meditech Pharmaceuticals, Inc.
                        10105 E. Via Linda #103, PMB 382,
                             Phoenix, Arizona 85258
                                 (480) 614-2874
             -------------------------------------------------------
            (Name, address and telephone number of agent for service)
                                   -----------
                                   Copies to:
                               Mark Ziebell, Esq.
                           Jeffers, Shaff & Falk, LLP
                       18881 Von Karman Avenue, Suite 1400
                            Irvine, California 92612
                                   -----------

     Approximate date of proposed sale to the public: From time to time after the effective date of this registration statement.
     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [X]
     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                                   -----------



                         CALCULATION OF REGISTRATION FEE

-------------------------- -------------------- -------------------------- ---------------------- ------------------
 Title of Each Class of       Amount to be      Proposed Maximum Offering    Proposed Maximum         Amount of
    Securities to be           Registered        Price Per Security (1)     Aggregate Offering    Registration Fee
       Registered                                                                  Price
-------------------------- -------------------- -------------------------- ---------------------- ------------------
Common Stock, $.00001      49,316,000 (2)       $0.253                     $12,452,290            $3,287.40
par value
-------------------------- -------------------- -------------------------- ---------------------- ------------------
Common Stock, $.00001      27,800,000 (3)       $0.253                     $7,033,400             $1,856.82
par value
-------------------------- -------------------- -------------------------- ---------------------- ------------------
Total                      77,116,000           $0.253                     $19,485,690            $5,144.22
-------------------------- -------------------- -------------------------- ---------------------- ------------------

(1) Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(c) under the Securities Act of 1933, as amended (the "Act"), based on the average of the closing bid and asked prices for our Common Stock (the "Common Stock") as reported on the OTC Electronic Bulletin Board on September 14, 2000.

(2) Includes up to an aggregate of 40,000,000 shares of our Common Stock issuable as Put Shares to Swartz Private Equity, LLC pursuant to the Investment Agreement. See "Investment Agreement". Also includes 9,316,000 outstanding shares of our Common Stock held by other selling shareholders.

(3) Includes (i) 7,000,000 shares of our Common Stock issuable upon exercise of the commitment warrant issued to Swartz, (ii) up to 4,000,000 shares of our Common Stock issuable upon exercise of purchase warrants that we may issue to Swartz pursuant to the Investment Agreement, and (iii) 16,800,000 shares of our Common Stock issuable upon exercise of options and warrants issued or committed to be issued to other selling shareholders.

(4) This Registration Statement also covers any additional shares of our Common Stock that may become issuable by virtue of the anti-dilution provisions of the warrants. No additional registration fee is included for these shares.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

     The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and we are not soliciting offers to buy these securities in any state where the offer or sale is not permitted.

                 Subject to Completion, Dated September 18, 2000

                                   PROSPECTUS

                         Meditech Pharmaceuticals, Inc.




                 The Resale of 77,116,000 Shares of Common Stock



     This prospectus covers the resale by the selling shareholders of up to 77,116,000 shares of our Common Stock in the over-the-counter market at the prevailing market price or in negotiated transactions.

     o 9,316,000 shares which are presently outstanding and held by selling shareholders,

     o Up to 40,000,000 shares are issuable to Swartz Private Equity, LLC, as put shares,

     o Up to 7,000,000 shares are issuable upon the exercise of commitment warrants issued to Swartz,

     o Up to 4,000,000 shares are issuable upon the exercise of purchase warrants issuable to Swartz in connection with the exercise of puts to Swartz, and

     o 16,800,000 shares are issuable upon the exercise of options and warrants issued or committed to be issued to other selling shareholders.

     We will receive no proceeds from the sale of the shares by the selling shareholders. However, we have received proceeds from the sale of shares currently outstanding and may receive proceeds from the sale of shares to Swartz and, if exercised, will receive proceeds from the sale of shares issuable upon the exercise of warrants by Swartz and certain other selling shareholders.

     Our common stock is quoted on the over-the counter electronic bulletin board under the symbol "MDCH.OB". On September 14, 2000, the average of the bid and asked prices of our common stock was $0.253 per share.

                                ----------------

                 THIS INVESTMENT INVOLVES A HIGH DEGREE OF RISK.
                PLEASE REFER TO RISK FACTORS BEGINNING ON PAGE 7

     The Securities and Exchange Commission (SEC) and state securities regulators have not approved these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Please read this prospectus carefully. It describes our company, finances and products. Federal and state securities laws require that we include in this prospectus all the important information that you will need to make an investment decision.

You should rely only on the information contained in this prospectus to make your investment decision. We have not authorized anyone to provide you with information that is different from what is contained in this prospectus.

The following table of contents has been designed to help you find important information contained in this prospectus. We have included subheadings to aid you in searching for particular information you might want to return to. We encourage you to read the entire prospectus.

                                TABLE OF CONTENTS

PROSPECTUS SUMMARY.............................................................1
   About our Company...........................................................1
   About our revenues..........................................................1
   About our Investment Agreement..............................................1
   Additional Shares We Are Registering........................................1
THE OFFERING...................................................................2
RISK FACTORS...................................................................3
   Factors that may affect operating results and financial condition...........3
   We incurred significant losses in previous years............................3
   We will need additional capital.............................................3
   We have received a going concern opinion....................................3
   We have had no revenues from sales of product since inception...............3
   Our inability to provide scientific proof for product
     claims will adversely affect our sales....................................4
   FDA and other government regulation will restrict
     our ability to sell product...............................................4
   If MTCH-24(TM)and Viraplex(R)do not gain widespread
     market acceptance, our anticipated sales and results
     of operations will suffer. 4
   We may be unable to meet demand for our new products........................4
   Unanticipated problems associated with product
     development could delay or hinder introduction of new products............5
   We may be unable to successfully expand our operations......................5
   The large number of shares eligible for immediate and
     future sales may depress the price of our stock.5
   We may be unable to prevent others from developing similar products.........5
   The price of our stock may continue to be volatile..........................5
   We may incur significant costs resulting from
     product liability claims..................................................6
   Inability to retain current management could damage our operations..........6
   We have limited personnel resources.........................................6
   Our executive officers get substantial benefit from our company.............6
   Our products will face competition from companies
     with greater resources....................................................6
   We have limited marketing resources.........................................6
   We have no foreign operations outside of a joint
     venture relationship in Vancouver, B.C....................................7
   The company has paid no dividends since inception and
     has no current plans to pay any dividends.................................7
   The exercise price of options and warrants may
     adversely affect our stock price and your percentage of ownership........ 7
   Our common stock is subject to penny stock regulation.......................8
   The public markets for the company's common stock are limited...............8
   Forward-looking statements..................................................8
USE OF PROCEEDS...............................................................10
SELLING STOCKHOLDERS..........................................................11
   Investment Agreement.......................................................12
PLAN OF DISTRIBUTION..........................................................14
MANAGEMENT....................................................................15
   Directors and Executive Officers...........................................15
   Executive Compensation.....................................................16
   Employment Agreements......................................................17

BUSINESS......................................................................18
   Our Products...............................................................18
   Agricultural Products......................................................19
   Marketing Plan.............................................................20
   Competition................................................................20
   Patents....................................................................20
VIRAPLEX (R)(R)...............................................................21
   Government Regulation......................................................21
   Employees..................................................................21
   Litigation.................................................................21
   Properties.................................................................21
MANAGEMENT'S DISCUSSION AND ANALYSIS OF.......................................22
   Overview...................................................................22
   Results of Operations......................................................22
   Sources of Revenues and Revenue Recognition................................22
   Revenue and expenses for 2000 and 1999.....................................22
   Liquidity and Capital Resources............................................23
   Year 2000 Compliance.......................................................24
CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS.................................24
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS................................25
MARKET INFORMATION............................................................25
DIVIDEND POLICY...............................................................26
PRINCIPAL STOCKHOLDERS........................................................27
DESCRIPTION OF SECURITIES.....................................................28
   Common Stock...............................................................28
   Preferred Stock............................................................29
   Dividends..................................................................29
   Stock Options..............................................................29
   Warrants...................................................................29
INDEMNIFICATION OF OFFICERS, DIRECTORS AND OTHERS.............................29
TRANSFER AGENT................................................................30
LEGAL MATTERS.................................................................30
EXPERTS.......................................................................30
ADDITIONAL INFORMATION........................................................30
INDEX TO CONSOLIDATED FINANCIAL STATEMENTS...................................F-1

                               PROSPECTUS SUMMARY


     This summary highlights information found in greater detail elsewhere in this prospectus. In addition to this summary, we urge you to read the entire prospectus carefully, including the risks of investing in our common stock discussed under "Risk Factors," before you decide to buy our stock.


About our Company

     Meditech Pharmaceuticals, Inc. ("Meditech") is a drug development company, founded May 4, 1982 and incorporated in Nevada on March 21, 1983, which is focused in the areas of research, development, and marketing in the biomedical industry, with an emphasis on anti-infective drugs. We have completed various stages of planning and developing products containing our proprietary drugs Viraplex(R) and MTCH-24(TM).

     Our development activities since inception (May 4, 1982) have included efforts to secure financing, create a management and business structure, and develop and test Viraplex(R) and MTCH-24(TM). MTCH-24(TM) has demonstrated positive preliminary test results against acne, citrus canker, herpes, and other viral and fungal problems. Viraplex(R) has tested against orofacial and genital herpes.


About our revenues

     To date we have not generated any revenue from the sale of products. Recently, however, we received aggregate payments of $125,000 from Immune Network Research, Inc. (representing a $25,000 payment for an irrevocable option and a $100,000 payment in anticipation of a definitive license agreement), a Canadian company with whom we are negotiating a license agreement to develop and market our patented products outside of the United States. We anticipate that future revenues will be derived from similar licensing arrangements and product sales once our products are ready for commercialization.


About our Investment Agreement

     We have entered into an investment agreement with Swartz Private Equity, LLC to sell up to $30 million of our common stock to Swartz. The dollar amount of each sale is limited by our common stock's trading volume, and a minimum period of time must elapse between each sale. Each sale will be to Swartz. In turn, Swartz will either hold our stock in their own portfolio, sell our stock in the open market, or place our stock through negotiated transactions with other investors. This prospectus covers the resale of our stock by Swartz either in the open market or to other investors. Our Investment Agreement with Swartz is included as an exhibit to this registration statement.


Additional Shares We Are Registering

     We are also registering for resale 9,316,000 shares of our common stock which we previously sold in various exempt private offerings and 16,800,000 shares of our common stock issuable upon exercise of options and warrants which are currently outstanding or committed to be issued in the near future..

                                  THE OFFERING


--------------------------------------------------------------------------------
Common stock outstanding                          136,713,432(1)
prior to this offering

Common stock being  offered for                   77,116,000(2)
resale to the public

Common stock outstanding after this offering      176,713,432(3)

Price per share to the public                     Market price at time of resale

Total proceeds raised by offering                 None, however we have received
                                                  proceeds from the sale of
                                                  shares that are presently
                                                  outstanding; we may receive up
                                                  to $30 million from Swartz
                                                  under the investment
                                                  agreement; and we may receive
                                                  additional amounts from the
                                                  sale of shares to Swartz
                                                  and others upon the exercise
                                                  of outstanding options and
                                                  warrants and warrants that may
                                                  be issued to Swartz pursuant
                                                  to the Investment Agreement.

Use of proceeds from the sale of the              We plan to use the proceeds
shares to Swartz                                  for working capital and
                                                  general corporate purposes

---------------

(1) Does not include 7,000,000 shares underlying warrants issued to Swartz in connection with the Investment Agreement nor any shares underlying warrants which we may issue to Swartz in the future pursuant to the Investment Agreement. Also does not include 16,800,000 shares underlying options and warrants currently outstanding and held by the remaining selling shareholders.

(2) Includes (i) 9,316,000 shares that are presently outstanding, (ii) up to 40,000,000 shares that may be issued to Swartz pursuant to the Investment Agreement, (ii) 7,000,000 shares underlying warrants issued to Swartz in connection with the Investment Agreement, (iv) up to 4,000,000 shares underlying warrants that we may issued to Swartz in the future pursuant to the Investment Agreement, and (v) 16,800,000 shares underlying outstanding options and warrants held by the remaining selling shareholders.

(3) Includes up to 40,000,000 shares that may be issued to Swartz pursuant to the Investment Agreement.

                                  RISK FACTORS


     The common shares being offered for resale by the selling shareholders are highly speculative in nature, involve a high degree of risk and should be purchased only by persons who can afford to lose their entire investment in the common shares. Before purchasing any of the common shares, you should carefully consider the following factors relating to our business and prospects.


Factors that may affect operating results and financial condition.

     Our future operating results and financial condition depend on a number of factors that we must successfully manage in order to achieve favorable future operating results. The following potential risks and uncertainties, together with those mentioned elsewhere in this prospectus, could affect our future operating results, financial condition, and the market price of our common stock.


We incurred significant losses in previous years.

     We began operations in May 1982 and have a limited operating history upon which potential investors may evaluate our performance. We reported significant losses for the last three years. In addition, our future operations may not be profitable. The likelihood of our success must be considered relative to the problems, difficulties, complications, and delays frequently encountered in connection with the development and operation of a new business, and the significant change in strategy toward increased licensing for over-the-counter products. To date, we have generated an accumulated deficit of more than $15.5 million.


We will need additional capital.

     We will need the proceeds of this proposed offering to carry out our proposed operations. This offering might not provide enough funds to ensure the success of our research and business development efforts. Since our research and development efforts could face unexpected issues, we may face unexpected expenses.


We have received a going concern opinion.

     We have received a report from our independent certified public accountants that includes an explanatory paragraph describing the uncertainty as to whether we will be able to continue as a going concern. These consolidated financial statements contemplate our ability to continue as a going concern and do not include any adjustments that might result from this uncertainty.


We have had no revenues from sales of product since inception.

     To date we have not generated any significant revenues from the sale of our products. We are currently working with one strategic partner, Immune Network Research Ltd. to move our products to regulatory and commercial acceptance. Additionally, we hope to release our initial products through licensing arrangements with larger retail product companies. As a result, we are dependent on the financial resources and marketing capabilities of third parties. We cannot make any assurances that we will be able to successfully bring our products to market.

Our inability to provide scientific proof for product claims will adversely affect our sales.

     The marketing of Viraplex(R) and MTCH-24(TM) involves claims that such products act as antiviral and antibacterial agents, are effective against retroviruses including herpes, Epstein-Barr virus, cytomegalovirus, and citrus canker, among others. Under FDA and FTC rules, we are required to obtain scientific data to support any health claims we make concerning our products. As we have completed Phase one and Phase two clinical testing for the FDA on both products (and are approved to enter into clinical trials), we have obtained such scientific data for all of our products. There is no assurance that the scientific data we have obtained in support of such claims will be deemed acceptable to the FDA or FTC, should either agency request any such data in the future. If the FDA or the FTC requests any supporting information, and we are unable to provide support that is acceptable to the FDA or the FTC, either agency could force us to stop making the claims in question or restrict us from selling the affected products.


FDA and other government regulation will restrict our ability to sell product.

     We are subject to various federal, state and local laws affecting our business. Our Viraplex(R) and MTCH-24(TM) compounds are subject to regulation by the FDA, including regulations with respect to labeling of products, approval of ingredients in products, claims made regarding the products, and disclosure of product ingredients. If we do not comply with these regulations, the FDA could prevent us from bring our products to market or force us to stop selling the affected products or incur substantial costs in adopting measures to maintain compliance with these regulations.

     Our advertising claims regarding our products are subject to the jurisdiction of the FTC as well as the FDA. In both cases we are required to obtain scientific data to support any advertising or labeling health claims we make concerning our products, although no pre-clearance or filing is required to be made with either agency. If we are unable to provide the required support for such claims, the FTC may stop us from making such claims or require us to stop selling the related product.


If MTCH-24(TM) and Viraplex(R) do not gain widespread market acceptance, our anticipated sales and results of operations will suffer.

     Through our alliance with Immune Network Research, Ltd., we are conducting testing for approval of our MTCH-24(TM) (which is intended to be commercially marketed as Zorex) and Viraplex(R) products. Although preliminary studies have indicated that MTCH-24(TM) and Viraplex(R) are effective against a range of retroviruses including herpes, citrus canker, cytomegalovirus, and other viral and bacterial agents, there is no guarantee that the product will achieve widespread acceptance by the market. If any unanticipated problem arises concerning the efficacy of MTCH-24(TM) or Viraplex(R), or the products fail to achieve widespread market acceptance for any reason, our prospects for our future operating results will be adversely affected.


We may be unable to meet demand for our new products.

     To the extent MTCH-24(TM) or Viraplex(R), or any other new product we introduce, achieves widespread market acceptance and generates significant demand, we may be unable to produce and deliver sufficient quantities of the product to meet our customers' demands on a timely basis. If so, we could lose opportunities to sell larger quantities of the product and damage relationships with distributors whose orders could not be timely filled.

Unanticipated problems associated with product development could delay or hinder introduction of new products.

     We may experience unanticipated difficulties in developing new products that could delay or prevent the introduction of those products. We may be dependent in the near future upon the MTCH-24(TM) and Viraplex(R) products that are currently being developed, and upon a licensing strategy that is still untested. If we are unable to develop new products on a timely basis, our business, operating results, and financial condition could be materially adversely affected.


We may be unable to successfully expand our operations.

     We intend to continue expanding our manufacturing and marketing operations. Expansion will place substantial strains on our management and our operational, accounting, and information systems. Successful management of growth will require us to improve our financial controls, operating procedures, and management information systems, and to train, motivate, and manage our employees.

     In addition, to the extent that actual demand for our products in the future is less than anticipated, we may incur higher than necessary costs in preparing for an anticipated growth in sales that does not materialize or materializes more slowly than expected. Failure to manage growth effectively could have a material adverse effect on the results of our operations and our ability to execute our business strategy.


The large number of shares eligible for immediate and future sales may depress the price of our stock

     Sales of substantial amounts of common stock in the open market or the availability of a large number of additional shares for sale could adversely affect the market price for the common stock. Substantially all of our outstanding shares of common stock, as well as the shares underlying vested but as yet unexercised warrants and options, have either been registered for public sale or may be sold under Rule 144 promulgated under the Securities Act. Therefore, all of these shares may be immediately sold by the holders. A substantial increase in the volume of trading in our stock may depress the price of our common stock.


We may be unable to prevent others from developing similar products.

     We have received trademark and patent protection for our products from the United States, Canada and Italy. There can be no assurance that we will be able to successfully defend any trademarks, trade names or patents against claims from or use by competitors or that future trademark, trade name or patent applications will be approved by the United States Patent and Trademark Office or any similar foreign agency.

     We consider some of our product formulations and processes to be proprietary in nature and rely upon a combination of non-disclosure agreements, other contractual restrictions and trade secrecy laws to protect such proprietary information. There can be no assurance that these steps will be adequate to prevent misappropriation of our proprietary information or that our competitors will not independently develop chewing gum formulations and processes that are substantially equivalent or superior to our own.


The price of our stock may continue to be volatile.

     The market price of our common stock has been highly volatile and may continue to be volatile in the future. Factors such as our operating results or public announcements may cause the market price of our stock to decline quickly. Market prices for securities of many small capitalization companies have experienced wide fluctuations in response to variations in quarterly operating results, general economic indicators and other factors beyond our control.

We may incur significant costs resulting from product liability claims.

     We are subject to significant liability should use or consumption of our products cause injury, illness or death. We do not have insurance coverage for these risks at this time. When, and if, we acquire insurance, there can still be no assurance that our insurance coverage will be adequate to protect us against product liability claims or that insurance coverage will continue to be available on reasonable terms.


Inability to retain current management could damage our operations.

     Our operations are dependent upon our ability to hire and retain qualified management personnel and upon the continued services of our executive officers, including Gerald N. Kern and Steven I. Kern. The loss of the services of any of our executive officers, whether as a result of death, disability, or otherwise, would have a material adverse effect upon our business.


We have limited personnel resources.

     Currently we have only three employees. Other employees with necessary skills have discussed joining the company upon re-financing, if and when completed, but may not actually do so. If they do not, we will need to recruit and retain professional and technical staff to ensure that we have the range of skills necessary to operate and maintain our business.


Our executive officers get substantial benefit from our company.

     Gerald N. Kern, our Company's Chairman and Chief Executive Officer, and Steven I. Kern, our Company's Chief Operating Officer and Chief Financial Officer, have the right to receive $150,000 and $120,000 annually, respectively, along with insurance benefits and certain contemplated bonuses. Cynthia Kern, the Company's President and Corporate Secretary, also benefits from certain contemplated bonuses. All current employees are related.


Our products will face competition from companies with greater resources.

     We will face heavy competition in the field of antimicrobial agents. Our products, if finally approved by applicable governmental agencies for marketing, will have to compete with similar products from well-known and established companies. Many of our competitors have vastly greater financial resources, larger research and development staffs, and more powerful marketing groups than our Company.


We have limited marketing resources.

     We are planning to drive our marketing efforts through licensing agreements with other companies who will provide for the final sale of products to consumers. We may not be successful in entering into licensing and/or distribution agreements, and any new licensees may not successfully market our products.

We have no foreign operations outside of a joint venture relationship in Vancouver, B.C.

     In addition to the United States, we are conducting research in Canada. If, in the future, we intend to market products in foreign countries, these foreign operations face the risks of doing business in foreign countries, including unstable politics and economies, foreign governments' regulations, and changes in currency values. In addition, we may operate in some foreign countries which enforce exchange controls which would limit our ability to take capital or earnings out of the country.


The company has paid no dividends since inception and has no current plans to pay any dividends.

     We have not paid dividends on our Common Stock since the Company was founded. Even if our operations later produce revenues or profitability, we do not anticipate that dividends will be paid. We intend to apply future profits, if any, toward the further development of our business.

The exercise of our put rights may lower the market price of our common stock and substantially dilute the interests of other holders of our common stock.

     As we exercise our put rights, we will be required to issue shares of our common stock to Swartz at a price below the prevailing market price of our common stock.

The shares issuable to the selling shareholder upon exercise of our put rights will be issued at a price equal to the lesser of (i) the market price for our common stock minus $.075 or (ii) 91% of the market price for our common stock. Accordingly, the shares issuable to the selling shareholder upon exercise of our put rights will be issued at a rate that will be below the market price of our common stock.

     The sale of material amounts of our common stock could reduce the price of our common stock and encourage short sales.

As we sell shares of our common stock to Swartz pursuant to our put rights and if, and to the extent that Swartz sells the common stock, our common stock price may decrease due to the additional shares in the market. As the price of our common stock decreases, and if we decide to exercise our right to put shares to Swartz, we will be required to issue more shares of our common stock upon exercise of our put rights for any given dollar amount invested by Swartz, subject to a designated minimum put price specified by us and a minimum designated number of shares to be purchased. This may encourage short sales, which could place further downward pressure on the price of our common stock.

     The exercise of our put rights may substantially dilute the interests of other holders.

The shares of our common stock issuable upon exercise of our put rights will be available for sale immediately upon issuance. Accordingly, subject to (i) any designated minimum put price we may specify, (ii) any minimum number of shares which we choose to put and (iii) any volume limitations, as further described under "Selling Shareholders," the exercise of our put rights may result in substantial dilution to the interests of the other holders of our common stock and the price of our common stock may decrease which would entitle the selling shareholder to receive a greater number of shares of our common stock upon exercise of our put rights.


The exercise price of options and warrants may adversely affect our stock price and your percentage of ownership.

     If all of the warrants that may be issued to Swartz under the Investment Agreement are issued, there will be outstanding options and warrants to purchase 27,800,000 shares of our common stock, assuming that we issue a total of 11,000,000 warrants to Swartz under the Investment Agreement (including the 7,000,000 warrants already issued). The number of warrants that may be issued to

Swartz under the Investment Agreement will fluctuate depending on the price at which we put shares to Swartz, which in turn will depend on the market price of our common stock at the time of puts. In the future, we may grant more warrants or options under stock option plans or otherwise. The exercise of stock options and warrants that are presently outstanding or may be issued in the future will dilute the percentage ownership of our other shareholders.


Our common stock is subject to penny stock regulation.

     Our common stock is considered penny stock and is, therefore, subject to the Securities Enforcement Remedies and Penny Stock Reform Act of 1990. Penny stock, as defined by the Penny Stock Reform Act, is any equity security not traded on an exchange or quoted on Nasdaq that has a market price of less than $5.00 per share. This classification requires additional disclosure in connection with any trades, including the delivery to purchasers, prior to any penny stock transaction, of a disclosure schedule explaining the penny stock market and the associated risks. The regulations applicable to penny stocks could severely limit the market liquidity of our common stock and could limit your ability to sell your securities in the secondary market.


The public markets for the company's common stock are limited.

     Our Common Stock is traded in the Over-The-Counter Bulletin Board. The OTC Bulletin Board is not an exchange and, because trading of securities on the OTC Bulletin Board is often more sporadic than the trading of securities listed on an exchange or Nasdaq, you may have difficulty reselling any of the shares that you purchase from the selling shareholders.

We may experience difficulties in the introduction of new products that could result in our having to incur significant unexpected expenses or delay the launch of new products.

     Our compounds and products are in various stages of development. These development stage products and compounds may not be completed in time to allow production or marketing due to the inherent risks of new product and pharmaceutical development, limitations on financing, competition, loss of key personnel and other factors. Although we may license some of our compounds and products at their current stage of development, there can be no assurance that we will be able to do so. Unanticipated clinical or regulatory obstacles can arise at any time and result in lengthy and costly delays or in a determination that further development is not feasible.

     The development of our products and compounds has taken longer than anticipated and could be additionally delayed. Therefore, there can be no assurance of timely completion and introduction of improved products on a cost-effective basis, or that such products, if introduced, will achieve market acceptance such that, in combination with existing products, they will sustain us or allow us to achieve profitable operations.


Forward-looking statements.

     This prospectus includes "forward-looking" statements within the meaning of
Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934, and the Private Securities Litigation Reform Act of 1995, and we desire to take advantage of the "safe harbor" provisions in those laws. Therefore, we are including this statement for the express purpose of availing ourselves of the protections of these safe harbor provisions with respect to all of the forward-looking statements we make. The forward-looking statements in this prospectus reflect our current views with respect to possible future events and financial performance. These forward-looking statements are subject to certain risks and uncertainties, including specifically the absence of significant revenues, financial resources, a history of losses, no assurance that technology cannot be completed or that its completion will not be delayed, significant competition, the uncertainty of patent and proprietary rights, uncertainty as to royalty payments and indemnification risks, trading risks of low-priced stocks and those other risks and uncertainties discussed herein that could cause our actual results to differ materially from our historical results or those we anticipate. In this prospectus, the words "anticipates," "believes," "expects," "intends," "future" and similar expressions identify certain forward-looking statements. You are cautioned to consider the specific risk factors described in "Risk Factors" and elsewhere in this prospectus and not to place undue reliance on the forward-looking statements contained in this prospectus, which speak only as of the date of this prospectus. We undertake no obligation to publicly revise these forward-looking statements to reflect the effect of events or circumstances that may arise after the date of this prospectus. All written and oral forward-looking statements made subsequent to the date of this prospectus and attributable to us or persons acting on our behalf are expressly qualified in their entirety by this section.

                                 USE OF PROCEEDS


     We will not receive any proceeds from the resale of our common stock pursuant to this offering. We may, however, receive proceeds from the sale of our common stock to Swartz pursuant to the Investment Agreement, and, if exercised, we will receive proceeds from Swartz upon Swartz's exercise of warrants issued, or which may be issued, pursuant to the Investment Agreement. We will also receive proceeds from the exercise of options and warrants by other selling shareholders. We expect to use any proceeds that we receive from Swartz and other selling shareholders for working capital and general corporate purposes, including the completion of product development, clinical testing, the testing of further product applications and potential product compounds and marketing and promotion of MTCH-24(TM) and Viraplex(R). We will have significant discretion in the use of any proceeds received from Swartz and we have not determined the allocation of any proceeds that we may receive. Pending the use of any proceeds as discussed above, we intend to invest these funds in short term, interest-bearing, investment-grade obligations.

                              SELLING STOCKHOLDERS


     The following table sets forth certain information as of the date of this prospectus, with respect to Swartz and the other selling stockholders for whom we are registering shares for resale to the public. Swartz and the other selling stockholders propose selling all of their shares, in which case each would beneficially own no shares after the offering. Except as set forth below, none of the selling shareholders currently is an affiliate of ours, and none of them has had a material relationship with us during the past three years. None of the selling shareholders are or were affiliated with registered broker-dealers. An asterisk indicates if their common stock ownership is less than one percent.

                                                       Maximum              Amount and
                                       Shares        No. of Shares          Percentage
                                    Beneficially     to be Sold           of Common Stock
      Name of                      Owned Prior to  Pursuant to this    after the offering (1)
    Stockholder                       Offering         Prospectus       Number         %
----------------------------       -------------     ------------      ----------------------
Swartz Private Equity, LLC..       51,000,000        51,000,000(2)         0            *
Immune Networks, Ltd........       10,000,000        10,000,000            0            *
Gerald N. Kern..............       33,266,794(3)      7,010,000        26,256,794       14.9%
Cynthia S. Kern.............        3,000,000(4)      3,000,000            0            *
Harry Hall..................          800,000(5)        800,000            0            *
Lester Goldstein............        1,050,000(6)      1,050,000            0            *
Frederick W. Croft..........          550,000(7)        550,000            0            *
Gregg Martins...............          806,000(8)        806,000            0            *
Steven I. Kern..............        2,500,000(9)      2,500,000            0            *
Ira Victor..................           50,000(10)        50,000            0            *
Mark Politi.................           50,000(11)        50,000            0            *
Alan Weiss..................          100,000(12)       100,000            0            *
Murdie Antonio..............          200,000(13)       200,000            0            *

Total.......................      103,372,794(14)    77,116,000        26,256,794       14.9%

----------
* Represents less than one percent.
(1) Assumes that all of the offered shares will be resold by the selling shareholders and none will be held by the selling shareholders for their own accounts.
(2) Represents up to 40,000,000 shares of our common stock that we may sell to Swartz pursuant to the Investment agreement and up to 11,000,000 shares of our common stock which may be issued to Swartz upon Swartz's exercise of warrants issued or issuable in connection with the Investment Agreement. It is expected that Swartz will not own beneficially more than 9.9% of our outstanding common stock at any time.
(3) Includes 1,500,000 shares of common stock issuable upon exercise of outstanding stock options. Includes 26,256,794 shares of common stock owned by Petro-Med, Inc. Mr. Kern is the Chairman of the Board and Chief Executive Officer of Petro-Med, Inc. and may be deemed the beneficial owner of such shares. Does not include an aggregate of 2,250,000 shares of common stock held by Mr. Kern's spouse and adult children. Mr. Kern disclaims beneficial ownership of the shares held by such persons. Mr. Kern is the Company's Chairman of the Board, President and Chief Executive Officer and is a member of the Company's Board of Directors.
(4) Includes 1,000,000 shares of common stock issuable upon exercise of outstanding stock options. Does not include an aggregate of 7,260,000 shares of common stock held by Ms. Kern's spouse and adult children. Ms. Kern disclaims beneficial ownership of the shares held by such persons. Ms. Kern is the Company's President and Corporate Secretary and is a member of the Company's Board of Directors.
(5) Includes 450,000 shares of common stock issuable upon exercise of outstanding stock purchase warrants. Mr. Hall is a member of the Company's Board of Directors.
(6) Includes 450,000 shares of common stock issuable upon exercise of outstanding stock purchase warrants. Mr. Goldstein is a member of the Company's Board of Directors.
(7) Includes 300,000 shares of common stock issuable upon exercise of outstanding stock purchase warrants.

(8) Includes 200,000 shares of common stock issuable upon exercise of outstanding stock purchase warrants.
(9) Includes 2,500,000 shares of common stock issuable upon exercise of outstanding stock options. Mr. Kern is the Company's Chief Operating Officer and Chief Financial Officer.
(10) Includes 50,000 shares of common stock issuable upon exercise of outstanding stock purchase warrants.
(11) Includes 50,000 shares of common stock issuable upon exercise of outstanding stock purchase warrants.
(12) Includes 100,000 shares of common stock issuable upon exercise of outstanding stock purchase warrants.
(13) Includes 200,000 shares of common stock issuable upon exercise of outstanding stock purchase warrants.

Investment Agreement

     On June 30, 2000, we entered into an investment agreement with Swartz Private Equity, LLC. The investment agreement entitles us to issue and sell our common stock to Swartz for up to an aggregate of $30 million from time to time during a three-year period beginning on the date that this registration statement is declared effective. This is also referred to as a put right.

     Put Rights. In order to invoke a put right, we must have an effective registration statement on file with the SEC registering the resale of the common shares which may be issued as a consequence of the invocation of that put right. Additionally, we must give at least ten but not more than twenty business days advance notice to Swartz of the date on which we intend to exercise a particular put right and we must indicate the number of shares of common stock we intend to sell to Swartz. At our option, we may also designate a maximum dollar amount of common stock (not to exceed $2 million) which we will sell to Swartz during the put and/or a minimum purchase price per common share at which Swartz may purchase shares during the put. The number of shares of common stock sold to Swartz in a put may not exceed the lesser of (i) 1.5million shares (ii) 15% of the aggregate daily reported trading volume of our common shares, excluding certain block trades of our common stock, during the 20 business days after the date of our put notice, excluding any trading days in which the common stock trades below a minimum price, if any, that we specify in our put notice; (iii) 15% of the aggregate daily reported trading volume of our common shares during the 20 business days before the put date, excluding certain block trades; or
(iv) a number of shares that, when added to the number of shares acquired by Swartz under the investment agreement during the 31 days preceding the put date, would exceed 9.99% of our total number of shares of common stock outstanding (as calculated under Section 13(d) of the Securities Exchange Act of 1934).

For each common share, Swartz will pay us the lesser of:

     - the market price for such put, minus $.075 or

     - ninety-one percent (91%) of the market price for the put.

     Market price is defined as the lowest closing bid price for our common stock during the pricing period which is the twenty business day period following the date notice of the put was provided to Swartz. However, the market price may not be less than the designated minimum per share price, if any, that we indicated in our notice.

     Warrants. Within five business days after the end of each pricing period, we are required to issue and deliver to Swartz a warrant to purchase a number of shares of common stock equal to 10% of the common shares issued to Swartz in the applicable put. Each warrant will be exercisable at a price which will initially equal 110% of the market price for the applicable put. The warrants will have semi-annual reset provisions. Each warrant will be immediately exercisable and have a term beginning on the date of issuance and ending five years thereafter.

     Limitations And Conditions Precedent To Our Put Rights. Swartz is not required to acquire and pay for any common shares with respect to any particular put for which:

     - we have announced or implemented a stock split or combination of our common stock;

     -    we have paid a common stock dividend;

     - we have made a distribution of our common stock or of all or any portion of our assets between the put notice date and the date the particular put closes; or

     - we have consummated a major transaction (including a transaction, which constitutes a change of control) between the advance put notice date and the date the particular put closes.

     Short Sales. Swartz and its affiliates are prohibited from engaging in short sales of our common stock unless they have received a put notice and the amount of shares involved in a short sale does not exceed the number of shares specified in the put notice.

     Cancellation of Puts. We must cancel a particular put between the date of the advance put notice and the last day of the pricing period if:

     - we discover an undisclosed material fact relevant to Swartz's investment decision;

     - the registration statement registering resales of the common shares becomes ineffective; or

     -    our common stock is delisted from the then primary exchange.

If a put is canceled, it will continue to be effective, but the pricing period for the put will terminate on the date notice of cancellation of the put is given to Swartz. Because the pricing period will be shortened, the number of shares Swartz will be required to purchase in the canceled put may be smaller than it would have been had the put not been canceled.

     Shareholder Approval. We may issue more than 20% of our outstanding shares. If we become listed on the NASDAQ Small Cap Market or NASDAQ National Market, then we must get shareholder approval to issue more than 20% of our outstanding shares. Since we are currently a bulletin board company, we do not need shareholder approval.

     Termination of Investment Agreement. We may also terminate our right to initiate further puts or terminate the investment agreement by providing Swartz with notice of such intention to terminate; however, any such termination will not affect any other rights or obligations we have concerning the investment agreement or any related agreement.

     Restrictive Covenants. During the term of the investment agreement and for a period of one-year thereafter, we are prohibited from engaging in certain transactions. These include the issuance of any debt or equity securities in a private transaction which are convertible or exercisable into shares of common stock at a price based on the trading price of the common stock at any time after the initial issuance of such securities or with a fixed conversion or exercise price subject to adjustment. We are also prohibited from entering into any private equity line type agreements similar to the investment agreement without obtaining Swartz's prior written approval.

     Right of First Refusal. Swartz has a right of first refusal to purchase any equity securities offered by us in any private transaction which closes on or prior to one year after the termination of the investment agreement.

     Swartz's Right of Indemnification. We are obligated to indemnify Swartz (including their stockholders, officers, directors, employees and agents) from all liability and losses resulting from any misrepresentations or breaches we made in connection with the investment agreement, our registration rights agreement, other related agreements, or the registration statement.


                              PLAN OF DISTRIBUTION


     Each selling shareholder is free to offer and sell his or her common shares at such times, in such manner and at such prices as he or she may determine. The types of transactions in which the common shares are sold may include transactions in the over-the-counter market (including block transactions), negotiated transactions, the settlement of short sales of common shares, or a combination of such methods of sale. The sales will be at market prices prevailing at the time of sale or at negotiated prices. Such transactions may or may not involve brokers or dealers. The selling shareholders have advised us that they have not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of their securities. The selling shareholders do not have an underwriter or coordinating broker acting in connection with the proposed sale of the common shares.

     The selling shareholders may effect such transactions by selling common stock directly to purchasers or to or through broker-dealers, which may act as agents or principals. Such broker-dealers may receive compensation in the form of discounts, concessions, or commissions from the selling shareholders. They may also receive compensation from the purchasers of common shares for whom such broker-dealers may act as agents or to whom they sell as principal, or both (which compensation as to a particular broker-dealer might be in excess of customary commissions).

     Swartz Private Equity, LLC is, and each remaining selling shareholder and any broker-dealer that acts in connection with the sale of common shares may be deemed to be, an "underwriter" within the meaning of Section 2(11) of the Securities Act. Any commissions received by such broker-dealers and any profit on the resale of the common shares sold by them while acting as principals might be deemed to be underwriting discounts or commissions.

     Because Swartz is, and each remaining selling shareholder may be deemed to be, an "underwriter" within the meaning of Section 2(11) of the Securities Act, the selling shareholders will be subject to prospectus delivery requirements.

     We have informed the selling shareholders that the anti-manipulation rules of the SEC, including Regulation M promulgated under the Securities and Exchange Act, may apply to their sales in the market and has provided the selling shareholders with a copy of such rules and regulations.

     Selling shareholders also may resell all or a portion of the common shares in open market transactions in reliance upon Rule 144 under the Securities and Exchange Act, provided they meet the criteria and conform to the requirements of such Rule.

     Swartz and the other selling stockholders will pay all commissions, transfer taxes and other expenses associated with their sales. The shares offered hereby are being registered pursuant to our contractual obligations, and we have agreed to pay the expenses of the preparation of this prospectus. We have also agreed to indemnify Swartz against certain liabilities, including, without limitation, liabilities arising under the Securities Act.

                                   MANAGEMENT


Directors and Executive Officers

     The following persons are our current directors, executive officers and significant employees:

Name                          Age                  Position
----                          ---                  --------

Gerald N. Kern                 62          Chairman of the Board,
                                           Chief Executive Officer, and Director

Steven I. Kern                 33          Chief Operating Officer and
                                           Chief Financial Officer

Cynthia Kern                   50          President; Corporate Secretary;
                                           and Director

Harry Hall                     65          Director

Lester Goldstein, P.hD         57          Director

     Each Director is elected to hold office until the next annual meeting of stockholders and until his or her successor is duly elected and qualified. All officers serve at the discretion of the Board of Directors.

Gerald N. Kern
Chairman of the Board and Chief Executive Officer; Director

     Mr. Gerald N. Kern has been Chairman of the Board and Chief Executive Officer of Meditech Pharmaceuticals, Inc. since July 1982 and has been a director since July 1982. Mr. Kern served as the Company's President from July 1982 until June 1995. Mr. Kern has also served as Chairman of the Board, President and Chief Executive Officer of GumTech International, Inc., a chewing gum company, from August 1996 to February 1998. Mr. Kern also served as President of AURA Interactive, an electronics company, from August 1994 to August 1996. From July 1982 to present, Mr. Kern has served as President and Chief Executive Officer and a director of Petro-Med, Inc., a shareholder in our Company.

Steven I. Kern
Chief Operating Officer and Chief Financial Officer

     Mr. Steven I Kern has served as the Chief Financial Officer of Meditech Pharmaceuticals, Inc. since February 2000. Prior to joining the Company, Mr. Kern was the Vice President of Marketing for Financial Management Advisors, Inc. from February 1999 to January 2000. From July 1996 to January 1999, Mr. Kern served as a Vice President for Merrill Lynch in its Private Client Group. Mr. Kern was also a Vice President for Smith Barney from October 1993 to July 1996. He graduated from the University of California, Los Angeles in 1994 with a B.A. in English.

Cynthia S. Kern
President and Corporate Secretary; Director

     Mrs. Kern has served as the President of Meditech Pharmaceuticals, Inc., since June 1995 and as its Corporate Secretary since July 1982. Mrs. Kern has been a director of the Company since July 1982. Prior to joining the Company, Mrs. Kern served as President and Treasurer of FSL Cosmetics, Ltd.. Mrs. Kern earned a B.A. Degree in English from the University of California at Los Angeles.

Lester F. Goldstein, Ph.D.
Director

     Dr. Goldstein has been a member of the Board of Directors of Meditech Pharmaceuticals, Inc., since July 1982. Dr. Goldstein currently serves as the President and Chief Operating Officer of Island Mist, a manufacturer of portable missing systems, positions he has held since January 2000. From April 1998 to January 2000, Dr. Goldstein was Vice President of Coast Energy, a manufacturer of energy saving devices. From August 1996 to February 1998, Dr. Goldstein served as Executive Vice President of Gumtech International, Inc., a chewing gum manufacturer, where he was responsible for operations. Prior that position, Dr. Goldstein served as Vice President of AURA Systems, an electronics company, from July 1992 to August 1996, where he was in charge of operations. Dr. Goldstein obtained a B.A. Degree from Hofstra University in Physics and Mathematics and M.S. and Ph.D. degrees in Physics from the Polytechnic University of New York.

Harry Hall
Director

     Mr. Hall has been a member of the Board of Directors of Meditech Pharmaceuticals, Inc. since 1984. Mr. Hall has had over 30 years of corporate management experience. Mr. Hall is currently a principal at Hall & Associates, a sales and marketing consulting firm, a position he has held since 1986. Prior to 1986, Mr. Hall had extensive experience in the apparel industry. Mr. Hall is a graduate of Auburn University where he received a B.S. in Business Administration and he has completed the Effective Executive Program at Wharton University. Mr. Hall has also served as the President of the Consumer Affairs Committee of the American Apparel Manufacturers Association.


Executive Compensation

     The following table sets forth information concerning the compensation of our chief executive officer and each of the other two most highly compensated executive officers for services rendered in all capacities to Meditech Pharmaceuticals, Inc., for each of the fiscal years ended May 31, 1998, 1999 and 2000. Due to our financial condition, all executive officers have agreed to defer receipt of their compensation during each of the last three fiscal years. All of the individuals named in the table will hereinafter be referred to as the "Named Executive Officers".


                                            SUMMARY COMPENSATION TABLE

------------------------------------- ------------------------------------- ----------------------------------------
                                              Annual Compensation                Long-Term Compensation Award
------------------------------------- ------------------------------------- ----------------------------------------
                                                                             Restricted         Securities
                                        Fiscal                               Stock              Underlying
  Name and Principal Position            Year       Salary        Bonus      Grants              Options
------------------------------------- ----------- -------------- ---------- ------------------- --------------------
Jerry N. Kern                            2000     $ 54,000       $ 0        None                4,500,000 shares
   Chairman of the Board and             1999     $ 108,000      $ 0        None                None
   Chief Executive Officer               1998     $ 108,000      $ 0        None                None
------------------------------------- ----------- -------------- ---------- ------------------- --------------------
Steven I. Kern                           2000     $ 0            $ 0        None                2,500,000
   Chief Operating Officer and           1999     $ 0            $ 0        None                None
   Chief Financial Officer               1998     $ 0            $ 0        None                None
------------------------------------- ----------- -------------- ---------- ------------------- --------------------
Cynthia Kern                             2000     $ 22,500       $ 0        None                3,000,000
   President and Corporate               1999     $ 45,000       $ 0        None                None
  Secretary                              1998     $ 45,000       $ 0        None                None
------------------------------------- ----------- -------------- ---------- ------------------- --------------------


                                       16

     We do not currently maintain any employee benefit plans for our employees. Employee benefits, including medical, dental and life insurance benefits and a 401(k) retirement savings plan, may be considered when management deems it necessary to attract and maintain additional key employees.

                        OPTION GRANTS IN LAST FISCAL YEAR

     The following table provides information on option and warrant grants in the fiscal year ended May 31, 2000 to the Named Executive Officers.


                                                                    Percent
                                                                 Total Options
                                      Number of Securities        Granted to         Exercise                      Grant
                            Grant           Underlying          All Employees in       Price       Expiration      Date
    Named Officer           Date         Options Granted         Fiscal Year         ($/Share)        Date         Value
------------------------- ---------- ------------------------ -------------------- -------------- ------------- --------------
Gerald N. Kern              6/1/99           3,000,000                 33.3%             $0.01      5/31/06        $30,000
                            2/1/00           1,500,000                 16.7%             $0.21       5/1/07        $45,000
------------------------- ---------- ------------------------ -------------------- -------------- ------------- --------------
Steven I. Kern              2/1/00           2,500,000                 16.7%             $0.05       5/1/07        $75,000
------------------------- ---------- ------------------------ -------------------- -------------- ------------- --------------
Cynthia Kern                6/1/99           2,000,000                 22.2%             $0.01      5/31/06        $20,000
                            2/1/00           1,000,000                 11.1%             $0.21       5/1/07        $30,000
------------------------- ---------- ------------------------ -------------------- -------------- ------------- --------------



                   OPTION EXERCISES AND FISCAL YEAR-END VALUES

     The following table provides information on option exercises in the fiscal year ended May 31, 2000, by the Named Executive Officers and the value of unexercised options held by the Named Executive Officers as of May 31, 2000.

------------------------- ---------------- ----------- ---------------------------------- ------------------------------------
                                                                   Number of
                                                             securities underlying               Value of unexercised
                                                            unexercised options               in-the-money options at
                             Shares                          at May 31, 2000                        May 31, 2000
                           acauired on       Value           ---------------                        ------------
      Name                   Exercise       realized    Exercisable     Unexercisable       Exercisable      Unexercisable
  ----------------------- ---------------- ----------- -------------- ------------------- ---------------- -------------------
Gerald N. Kern            3,000,000        $810,000      1,500,000            None        $477,150                 --
------------------------- ---------------- ----------- -------------- ------------------- ---------------- -------------------
Steven I. Kern            None                   --      2,500,000            None        $695,250                 --
------------------------- ---------------- ----------- -------------- ------------------- ---------------- -------------------
Cynthia Kern              2,000,000        $580,000      1,000,000            None        $318,100                 --
------------------------- ---------------- ----------- -------------- ------------------- ---------------- -------------------

Employment Agreements

     We entered into an employment agreement with Gerald N. Kern dated as of February 3, 2000 and approved by our directors on April 20, 2000, providing for his employment as Chief Executive Officer effective February 3, 2000 contingent upon completion of the Swartz offering discussed in this prospectus. The agreement is for a three year term and provides for a base salary of $150,000 per annum for the first year with an increase at least equal to the consumer price index over each succeeding year. He is also eligible for bonuses at the discretion of the Board of Directors. Certain other expenses (car allowance, travel, expense account) will also be paid to him on a monthly basis. The base salary may be increased at the discretion of the board of directors. The agreement provides for a bonus to be granted periodically by the Board of Directors. We may terminate Mr. Kern's employment with or without cause, but termination without cause (other than disability or death) would result in a lump sum severance payment including the unearned salary for the remainder of the contract plus any prorated earned bonuses. Also, upon a change of control, as defined in the agreement, Mr. Kern may elect to terminate employment and obtain a lump sum severance payment equal to the base salary for the remaining months of the agreement plus any prorated earned bonuses. In the event that the Swartz financing is completed, we will grant Mr. Kern an option to purchase 15,950,000 common shares which will vest over the course of his employment agreement.

     We entered into an employment agreement with Steven I. Kern dated as of February 3, 2000 and approved by our directors on February 3, 2000, with Mr. Kern providing for his employment as Chief Operating Officer and Financial Officer of the Company contingent upon completion of the Swartz offering discussed in this prospectus. The agreement is for a three year term providing for a base salary of $120,000 per annum for the first year and not less than $120,000 per annum during the second and third years of the agreement. The base salary may be increased at the discretion of the board of directors. The agreement provides for payment of certain other expenses (car, expense account, travel), and eligibility for executive bonuses at the discretion of the Board of Directors. In the event that the Swartz financing is completed, we will grant Mr. Kern an option to purchase 13,950,000 shares which will vest over the period of his employment contract. We may terminate Mr. Kern's employment with or without cause, but termination without cause (other than disability or death) would result in a lump sum severance payment equal to the remainder of the base salary due under the agreement (but without the obligation to grant any further options). If within twelve months of a change in control, as defined in the agreement, Mr. Kern's employment is terminated for other than cause or if Mr. Kern refuses to accept or voluntarily resigns from a position other than a qualified position, as that term is defined in the agreement, then he will receive a lump sum severance payment equal to twelve months of his then current salary.


                                    BUSINESS


     Meditech Pharmaceuticals, Inc. began its business in May 1982, and were incorporated in Nevada on March 21, 1983. In 1983, the Company completed its initial public offering under a registration statement on Form S-1 under the Securities Act of 1933. This offering raised gross proceeds of $3,960,000 and net proceeds of approximately $2,500,000 upon the sale of 12,000,000 units at $.30 per unit. We are currently incorporated in the State of Nevada and are in good standing.


Our Products

     We have developed two patented compounds: MTCH-24(TM) and Viraplex(R). Both of these compounds show positive test results for treatment of a variety of enveloped viruses.

     MTCH-24(TM)

     Herpes I and II are enveloped viruses. How MTCH-24(TM) acts against enveloped viruses is not fully understood, but, based on laboratory tests conducted for the Company, it is thought to be potentially effective against several enveloped viruses. MTCH-24(TM) has been tested and has produced positive results in vitro in laboratory tests against a range of other enveloped viruses such as influenza, Epstein-Barr virus, respiratory syncytial virus ("RSV"), pseudorabies, rhino tracheitis, cytomegalovirus, as well as rotavirus, a non-enveloped virus.

     EBV is a herpes virus that causes infectious mononucleosis and may be a cause of Burkitt's lymphoma, a disease found mostly in Africa and New Guinea, and less frequently, in the United States. EBV causes widespread early childhood disease in developing countries, and is also associated with nasopharyngeal carcinoma, a malignant tumor of the nose, usually affecting young adults.

     CMV is a virus, the effects of which vary substantially, depending upon the age and immune status of the infected person. Infection of an infant can result in a fatal disease involving the nervous system, liver, and other body sites. Infection acquired later in life may cause a syndrome clinically indistinguishable from mononucleosis. Generalized CMV infection, which can be fatal, may also occur in patients whose immune systems have been compromised.

     Rotavirus is believed to be the causative agent in over 50% of all cases of acute diarrhea in children requiring hospitalization. It can be highly contagious and sometimes fatal. Rotavirus is also a major cause of gastroenteritis in swine and lambs, with a mortality rate of 30% to 50%.

     Initial therapeutic uses of MTCH-24(TM) will include the topical treatment of HSV-1 and Acne. Future dosage forms and uses covered by patents include creams, lotions, mouthwashes, cleansers, surface disinfectants, impregnated facial tissues, douches and inhalants, as well as systemic forms. Meditech has developed an over-the-counter product containing MTCH-24(TM) for treating the symptoms of herpes simplex virus infections of the lips, mouth, and face (cold sores). Initially, the active ingredients shown in the product will be drugs, other than MTCH-24(TM), that previously have been recognized by the FDA as safe and effective for the intended uses, as specified in FDA monographs or proposed monographs. No further claims will be made for the product other than those specified in these regulations. MTCH-24(TM) will be used in these products as a surfactant or non-active ingredient. Under these conditions, the Company hopes its OTC product will fall within the scope of the FDA regulations and would be able to be brought to market in the United States without further FDA approval. Extensive legal research will be conducted by outside FDA and FTC counsel prior to the release for sale of any of the Company's product.

     Viraplex(R)

     Studies by the National Cancer Institute have been conducted since 1987 to screen 60,000 drugs against cancer related organisms. One of the final drugs remaining in the testing sample as potentially effective against some cancers is Viraplex(TM). The testing to determine actual effectiveness has still not been completed.

     One of the problems in moving this project forward was the inherent insolubility of Viraplex(R). In 1997 and 1998, the drug was reformulated into a fully soluble form, which now makes it possible to deliver the maximum therapeutic dose to the intended site of delivery. Part of the proceeds of this offering may be used to continue the cancer trials via the production of the more soluble form of the drug.

     Meditech and its associates are testing Viraplex(R), as well as MTCH-24(TM), and are, pending satisfactory test results, planning to develop additional products containing these drugs. Viraplex(R), which is intended to be administered orally in capsule form as a prescription treatment for orofacial and genital herpes simplex virus infections, started Phase III clinical trials for safety and effectiveness in humans. (Trials were suspended pending refinancing) The Company received permission from the FDA in 1987 to initiate a 320-patient Phase III study, consisting of 160 patients with genital herpes and 160 patients with orofacial herpes. More than 50% of this testing has been completed.

     Agricultural Products
     Plant diseases due to fungi, bacteria and viruses cause a loss of crops worldwide. Aspergillus flavus is one of the fungi that cause spoilage of stored grain, corn, and other foodstuffs. In addition, fungi pose a major health hazard by producing mycotoxins, chemical substances that are extremely toxic and/or carcinogenic to humans and animals. In particular, aflatoxin produced by Aspergillus flavus is among the most deadly substances known to man. MTCH-24
(TM) has been shown to be effective in inhibiting and preventing the growth of Aspergillus on wheat and corn.

     Organisms of the bacteria genus Xanthomonas cause citrus canker, a plant disease that causes loss of oranges, other citrus fruit trees, and some vegetables. MTCH-24(TM) has been shown to inhibit this organism at concentrations non-toxic to humans. Currently tests are ongoing with Biosciences Laboratories in Montana against this organism and two others.

     The Company has engaged in limited testing and development in this area and is seeking to interest potential licensees and/or joint venture partners to provide assistance in testing, obtaining the necessary approvals for, and marketing one or more of the Agricultural Products. At this point, the Company has not decided which of the Agricultural Products it will seek to develop commercially or the order of such development. This will depend in large part on the identity of the licensees and/or joint venture partners and the wishes and interests of such parties.

Marketing Plan


     We will attempt to produce and market products through licensing arrangements with larger pharmaceutical and consumer product companies. In addition, we intend to bring out an MTCH-24(TM)-based Cold Sore product in the United States. The target customers for our products are intended to be drug chains, drug wholesalers, mass marketers and food chains, as well as, direct sales via the Internet. We intend to employ independent sales representative organizations, if available to us.

     We hope to use an independent advertising group. Media would be aimed at the appropriate segments of the population, as well as publications targeting the self-medicating segment. Much of the advertising is intended to be print. A professional outside agency, specializing in drug naming has been assigned the task of developing a name that is designed for maximum consumer impact and long consumer attention span. Concurrently, the Company has worked with a drug naming consulting firm to develop the name to be used commercially for MTCH-24(TM). The name selected is Zorex(TM). An intent to use has been filed with the PTO.


Competition

     There is at least one FDA-approved product currently available, by prescription, for the treatment of herpes infections. Burroughs-Wellcome Co. sells it under the name Zovirax(R) (Acyclovir). FDA approval of Zovirax is limited to selected cases of genital and mucocutaneous herpes and also to specific usage. Other companies are testing vaccines intended to prevent infection by herpes viruses. Treatment of persons presently afflicted with recurrent herpes infections is the primary focus of the products being developed by the Company.

     Many pharmaceutical companies and other researchers have announced their intention to introduce, or are believed to be in the process of developing a variety of products that may perform some or all of the functions of proposed Viraplex(R) and MTCH-24(TM) products. Competing products are already available for many of the functions of proposed MTCH-24(TM) products.


Patents

     Our performance and ability to compete depend to a significant degree on our proprietary knowledge. We rely or intend to rely on a combination of patent and trade secret laws, non-disclosure agreements and other contractual provisions to establish, maintain and protect our proprietary rights.

     MTCH-24(TM)

     1. United States Patent #4,717,735 (Antibacterial Methods and Agent), issued January 1, 1988 (6 claims)

     2. United States Patent #4,719,235 (Methods and Compositions for Treating Viral Infections), issued January 12, 1988 (37 claims)

     3. United States Patent #4,752,617 (Antibacterial Methods and Agent), issued June 21, 1988 (6 claims)

     4. Canadian Patent #1,242,147 (Method for Treating Viral Infection), issued September 20, 1988 (6 claims)

     5. Canadian Patent #1,256,032 (Method and Composition for Treating Viral Infections), issued July 20, 1989 (16 claims)

     6. United States Patent #4,885,310 (Antifungal Methods and Agent), issued December 205, 1989 (26 claims)


                                 VIRAPLEX (R)(R)

     1. Italian Patent #1,196,739 (Herpes Simplex Treatment), issued November 25, 1988 (6 claims)

     2. United States Patent #4,810,707 (Herpes Simplex Treatment), issued March 7, 1989 (5 claims)

     3. Canadian Patent #1,261,269 (Herpes Simplex Treatment), issued September 26, 1989 (14 claims)


Government Regulation

     Pharmaceutical products are subject to extensive regulation in the United States and most foreign countries. In the United States, ethical pharmaceutical products cannot be marketed or sold before they have passed the three-stage process required by the Food and Drug Administration. Providing adequate test data, completing filings and obtaining final regulatory approval is usually a multi-year process.

     Once ethical pharmaceutical products are approved for sale, many of them are purchased through health plans which are subject to state and Federal regulations including the Health Maintenance Act of 1973, the Knox-Keene Act in California, and numerous other regulations which bar some forms of treatment and some pharmaceutical products as being "experimental" or "not medically necessary".

     Similar regulations and regulatory oversight are in place in most countries. This ongoing regulatory oversight can also result in products being withdrawn from the market after they have been approved for sale in instances where new test data creates additional regulatory concerns.


Employees

     We currently have three employees. We currently contract with outside partners to perform the testing and registration of our patented products. As we move toward completion of testing and introduction of products to the market, we plan to substantially increase the number of employees in administrative and marketing roles.


Litigation

     We are not a party to any material legal proceedings nor aware of any pending litigation against our Company. As our products complete registration and are introduced to the marketplace, we anticipate that the risk of litigation against our Company may increase.


Properties

     We currently operate out of space owned by Gerald Kern, our Chairman and CEO that is provided to the Company without charge. This space will not be adequate for operations as we move forward. We anticipate acquiring a small office in Los Angeles within the next twelve months.

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF

                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     You should read the following discussion of our financial condition and operations in conjunction with the consolidated financial statements and the related notes included elsewhere in this prospectus. This discussion contains forward-looking statements that involve risks and uncertainties. Our actual results may differ materially from those anticipated in these forward-looking statements as a result of many factors, including but not limited to, those described under "Risk Factors" and elsewhere in this prospectus.


Overview

     We are a drug development company, founded in 1982, focused in the areas of research, development, and marketing in the biomedical industry, with an emphasis on anti-infective drugs. The Company has completed various stages of planning and developing products containing its proprietary drugs Viraplex (R) and MTCH-24(TM).

     Our development activities since inception (May 4, 1982) have included efforts to secure financing, create a management and business structure, and develop and test Viraplex (R) and MTCH-24(TM) for release as both OTC and ethical products. These activities have produced very little in operating revenues.

     Since we became a public company, our operations have related primarily to securing our patents, initiating and continuing clinical tests, recruiting personnel and raising capital. Through May 31, 2000, we have derived our revenues from the sale of a license option to Immune Network Research, Inc. to develop and market our patented products. Both companies are currently negotiating the terms of the license


Results of Operations

     Our revenues have grown to $25,000 in 2000 after no revenues in 1999. The consolidated May 31, 2000 financial statements included a net loss of $623,200, of which $309,000, or approximately 49%, was due to interest accruals. The consolidated May 31, 1999 financial statements included a net loss of $767,400, of which $283,000, or approximately 40%, was due to interest accruals and salary accruals.


Sources of Revenues and Revenue Recognition

     Revenues consist entirely of fees from a licensing agreement with Immune Network Research, Ltd. ("IMM") of Vancouver, British Columbia, for the development and marketing of several applications of MTCH-24(TM) and Viraplex
(R). The Company received $25,000 for the license agreement and $100,000 for deferred revenues through May 31, 2000.

     We recognize revenues from license in the year it was granted. The initial license has a one-year life, eliminating the need to amortize option revenue over multiple years.


Revenue and expenses for 2000 and 1999

     Our expenses include research and development and general and administrative. Research and development consists of laboratory expenses, consulting expenses, test expenses, clinical and research salaries, and other costs associated with the development of products not yet being marketed. General and administrative expenses include the salaries and benefits costs of management and other non-manufacturing employees, sales and marketing expenses, rent, accounting, legal and operational costs. Personnel compensation and facilities costs represent a high percentage of our operating expenses and are relatively fixed in advance of each quarter.

Revenues. Revenues were $0 in 1999 and grew to $25,000 in 2000. The increase in revenues was entirely due to the Immune Networks license.

Research and Development Costs. Direct research and development cost in 2000 were $1,200, up from $0 in 1999.

General and Administrative Expenses. Direct salaries and costs were $484,400 in 1999 and dropped to $338,000 in 2000, a decrease of approximately 30%. The decrease in direct costs for 2000 compared to 1999 was primarily due to the officers waiving compensation after November 1999. In the future, we expect direct costs to increase in absolute dollar terms but to decrease as a percentage of revenues due to OTC products reaching the market and the sale of additional product licenses.

     Gerald Kern, our Chairman and Chief Executive Officer, funded selling, general and administrative expenses privately during 1999 and 2000. Accordingly, they aren't included in the historic figures. In the future, we expect selling, general and administrative expenses to increase in absolute dollars but to decrease as a percentage of revenues due to improved economies of scale and higher overall revenues.


Liquidity and Capital Resources

     Since inception, we have funded our operations and investments in property and equipment through cash from equity financings and cash from licensing fees.

     Our cash and cash equivalents were $0 at May 31, 1999 and $114,800 at May 31, 2000. Cash was not augmented by net proceeds from financing activities in either year.

     On June 30, 2000, we entered into an investment agreement with Swartz Private Equity, LLC. The investment agreement entitles us to issue and sell our common stock to Swartz for up to an aggregate of $30 million from time to time during a three-year period beginning on the date that this registration statement is declared effective. This is also referred to as a put right. The trading volume limits the dollar amount of each sale and a minimum period of time must occur between sales. In order to sell shares to Swartz, there must be an effective registration statement on file with the SEC covering the resale of the shares by Swartz and we must meet certain other conditions. The agreement is for a three-year period ending June 30, 2003.

     We have incurred recurring operating losses and positive cash flows from operating activities and have negative working capital. We believe that our available equity financing arrangement with Swartz will be sufficient to meet our working capital and capital expenditure requirements for at least the next two years. However, there can be no assurance that we will receive financing from Swartz, that we will not require additional financing within this time frame or that such additional financing, if needed, will be available on terms acceptable to us, if at all.

Year 2000 Compliance

     The Year 2000 problem is the result of certain computer programs being written using two digits, rather than four digits, to define the applicable year. Any computer programs that have time-sensitive software may recognize a date using "00" as the year 1900 rather than the year 2000, or not recognize the date at all. If not corrected, this could result in system failures or miscalculations that could result in service or other interruptions. To date, we have not experienced any significant Year 2000 problems.

     Testing and compliance monitoring as part of our Year 2000 program will continue through-out 2000 to ensure proper leap year operations and that system changes and additions are Year 2000 compliant.


                  CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS

                     ON ACCOUNTING AND FINANCIAL DISCLOSURE

     As discussed in our Form 8-k filed with the Commission on September 8, 2000, on September 6, 2000, the our Board of Directors approved the engagement of Singer Lewak Greenbaum & Goldstein LLP, as our independent certified public accountants, to audit our financial statements for the fiscal year ending May 31, 2001. Singer Lewak Greenbaum & Goldstein, LLP, was also engaged to audit our financial statements for the fiscal year ended May 31, 2000, and each of the two years in the period then ended, for inclusion in this registration statement. The engagement of Singer Lewak Greenbaum & Goldstein LLP, follows the replacement of Roy A. Cohen, C.P.A., who had been engaged to audit our financial statements for the fiscal years ended May 31, 1985 through 2000. The audit reports provided by Roy A. Cohen, C.P.A. for the prior two fiscal years did not contain an adverse opinion or disclaimer of opinion; however, the audit reports for such periods did contain a going concern qualification.

     There were no past or present disagreements between us and Roy A. Cohen, C.P.A., on any matter of accounting principles or practices, financial statement disclosure or auditing, scope or procedure. There were no "reportable events" (as such term is defined in Item 304 of Regulation S-K) that occurred within our two most recent fiscal years nor any subsequent interim period preceding the replacement of Roy A. Cohen, C.P.A.

     During our two most recent fiscal years and any subsequent interim period prior to the engagement of Singer, Lewak, Greenbaum & Goldstein LLP, neither we nor anyone on our behalf consulted with Singer, Lewak, Greenbaum & Goldstein LLP, regarding either (i) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on our financial statements or (ii) any matter that was either the subject of a "disagreement" or a "reportable event."

     Our financial statements for the fiscal year ended May 31, 2000, and each of the two years in the period then ended, which are included in this registration statement have been restated from those previously filed by us with our Form 10-K filed with the Commission on August 21, 2000. We intend to amend that filing to included the restated financial statements.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS


     There were no transactions, or series of transactions, during the fiscal years 2000 or 1999, nor are there any currently proposed transactions, or series of transactions, to which we are a party, in which the amount exceeds $60,000, and in which to our knowledge any director, executive officer, nominee, five percent or greater shareholder, or any member of the immediate family of any of the foregoing persons, has or will have any direct or indirect material interest other than as described below.

     Since our inception, we have received advances from Petro-Med, Inc., an affiliate, to fund our working capital requirements. All though we did not receive any advances during the fiscal years 2000 or 1999, we did accrue interest each year of $309,000 and $283,000, for the years ended May 31, 2000 and 1999, respectively, on the balance of outstanding advances. Interest is accrued at the rate of 9% per annum.

     Pursuant to our option agreement dated February 3, 2000 with Immune Network Research, Inc. ("IMM"), and the proposed worldwide (excluding the United States) license agreement between our Company and IMM which we are currently negotiating, we have agreed to grant an option to IMM to purchase 10,000,000 restricted shares of our common stock upon signing of the definitive license agreement. The option, and underlying shares of common stock, will be issued to IMM in consideration for analytic and development work to be performed by IMM to develop new applications and new patent claims for our products. If the option were exercised currently, the 10,000,000 shares of common stock would represent approximately 7% of our total issued and outstanding shares.

     We have also agreed to grant to IMM certain registration and information rights with respect to the option (and to shares purchased upon exercise of the option) issued to IMM. Subject to certain limitations, we are obligated to use our best efforts to effect a registration of the shares to be purchased by IMM upon exercise of the option upon two written request of IMM. We are also obligated to include the shares, subject to certain limitations, in any underwriting and in any other registration statement filed by us. The 10,000,000 shares are being registered pursuant to the registration statement of which this prospectus is a part.

     As previously discussed, we issued a warrant to Swartz Private Equity, LLC to purchase 7,000,000 shares of our common stock as a condition to entering into the investment agreement dated June 30, 2000.


                               MARKET INFORMATION


     Our common stock is traded in the over-the-counter market and is quoted on the Nasdaq Over-The-Counter Bulletin Board system under the symbol "MDCH.OB". Prices reported represent prices between dealers, do not include markups, markdowns or commissions and do not necessarily represent actual transactions. The market for our shares has been sporadic and at times very limited.

     The following table sets forth the high and low bid quotations for the common stock for the fiscal years ended May 31, 2000 and 1999.

                                                        HIGH             LOW
                                                        ----             ---

Fiscal Year Ended May 31, 2000
 First Quarter                                          $0.02            $0.01
 Second Quarter                                          0.08             0.01
 Third Quarter                                           0.97             0.31
 Fourth Quarter                                          0.44             0.27

Fiscal Year Ended May 31, 1999
 First Quarter                                          $0.03            $0.02
 Second Quarter                                          0.02             0.02
 Third Quarter                                           0.03             0.02
 Fourth Quarter                                          0.04             0.01

     Our common stock is considered a penny stock and is, therefore, subject to the Securities Enforcement Remedies and Penny Stock Reform Act of 1990. Penny stock, as defined by the Act, is any equity security not traded on an exchange or quoted on Nasdaq that has a market price of less than $5.00 per share. This classification requires additional disclosure in connection with any trades involving a stock defined as a penny stock (subject to certain exceptions), including delivery, prior to any penny stock transaction, of a disclosure schedule explaining the penny stock market and the associated risks. Broker-dealers who recommend such low-priced securities to persons other than established customers and accredited investors must satisfy special sales requirements, including a requirement that they make an individualized written suitability determination for the purchase and receive the purchaser's written consent prior to the transaction.

     On September 15, 2000, the closing bid price of our common stock was $0.265 and there were approximately 3000 shareholders of record, excluding stock held in street name.


                                 DIVIDEND POLICY


     We have never declared cash dividends on our capital stock. We currently intend to retain all available funds and any future earnings for use in the operation and expansion of our business and do not anticipate paying any cash dividends in the foreseeable future.

                             PRINCIPAL STOCKHOLDERS


     The following table sets forth, as of date of this prospectus, the stock ownership of each officer and director of ours, of all officers and directors of ours as a group, and of each person known by us to be a beneficial owner of 5% or more of our common stock. Except as otherwise noted, each person listed below is the sole beneficial owner of the shares and has sole investment and voting power over such shares.


   Name and Address                Amount and Nature of           Percentage of
   of Beneficial Owner             Beneficial Ownership              Class
   -------------------             --------------------              -----

   Petro-Med, Inc.                   26,256,794 shares                19.2%
   C/O Meditech

   Gerald N. Kern                    33,266,794 shares (1)            24.3%
   10105 E. Via Linda,
   No. 103
   Scottsdale, AZ 85258

   Steven I. Kern                     2,500,000 shares (2)             1.8%
   10105 E. Via Linda,
   No. 103
   Scottsdale, AZ 85258

   Cynthia S. Kern                    3,000,000 shares (3)             2.2%
   10105 E. Via Linda,
   No. 103
   Scottsdale, AZ 85258

   Lester Goldstein                   1,050,000 shares (4)              *
   10105 E. Via Linda,
   No. 103
   Scottsdale, AZ 85258

   Harry Hall                           800,000 shares (5)              *
   10105 E. Via Linda,
   No. 103
   Scottsdale, AZ 85258

   Immune Network Research, Inc.     10,000,000 shares(7)              7.3%
   3650 Wesbrook Mall
   Vancouver, Canada, BC V6S ZLZ

   Swartz Private Equity, LLC         7,000,000 shares(8)              5.1%
   200 Rosewell Summit
   Suite 285
   Roswell, Georgia 30076

   All directors & officers          40,616,794 shares                29.7%
     as a group (5 persons)

---------------
* Less than 1%.

     (1) Mr. Kern is the Chairman of the Board and Chief Executive Officer of Petro-Med, Inc. and may be deemed the beneficial owner of the 26,256,794 shares owned by Petro-Med, Inc. Includes 1,500,000 shares issuable upon exercise of outstanding stock options. Does not include an aggregate of 2,250,000 shares of common stock held by Mr. Kern's spouse and adult children. Mr. Kern disclaims beneficial ownership of the shares held by such persons.
     (2) Includes 2,500,000 shares issuable upon exercise of outstanding stock options.
     (3) Includes 1,000,000 shares issuable upon exercise of outstanding stock options. Does not include an aggregate of 7,260,000 shares of common stock held by Ms. Kern's spouse and adult children. Ms. Kern disclaims beneficial ownership of the shares held by such persons.
     (4) Includes 450,000 shares issuable upon exercise of outstanding stock purchase warrants.
     (5) Includes 450,000 shares issuable upon exercise of outstanding stock purchase warrants.
     (6) Includes 10,000,000 shares issuable upon exercise of the stock option we will grant upon execution of our license agreement with Immune Network Research, Inc.
     (7) Includes 7,000,000 shares issuable upon exercise of the outstanding warrant we issued to Swartz in connection with the Investment Agreement.

     Pursuant to the Investment Agreement, Swartz has the right to acquire up to an additional 40,000,000 shares of our common stock under certain circumstances, excluding certain warrants. It is expected that Swartz will not own beneficially more than 9.9% of our outstanding common stock at any one time. Swartz will also receive an amount of Purchase Warrants to purchase shares of our common stock equal to 10% of the number of Put Shares purchased. See "Investment Agreement".


                            DESCRIPTION OF SECURITIES

     The following summary description of our capital stock is a summary and is qualified in its entirety by reference to our Articles of Incorporation, as amended to date, and By-Laws and the terms and conditions of the Investment Agreement. All material terms of these referenced documents are disclosed in this document. Our authorized capital stock consists of 400,000,000 shares of common stock, $.00001 par value per share, and 25,000,000 shares of preferred stock, $.00001 par value per shares.


Common Stock

     As of August 31, 2000, a total of 136,713,432 common shares were issued and outstanding. The holders of common stock are entitled to one vote for each share held. The affirmative vote of a majority of votes cast at a meeting which commences with a lawful quorum is sufficient for approval of matters upon which shareholders may or must vote, including the questions presented for approval or ratification at the Annual Meeting. Common shares do not carry cumulative voting rights, and holders of more than 50% of the common stock have the power to elect all directors and, as a practical matter, to control the company. Holders of common stock are not entitled to preemptive rights, and the common stock may only be redeemed at our election.

     After the satisfaction of requirements with respect to preferential dividends, if any, holders of common stock are entitled to receive, pro rata, dividends when and as declared by the board of directors out of funds legally available therefor. Upon our liquidation, dissolution or winding-up, after distribution in full of the preferential amount, if any, to be distributed to holders of the preferred stock, holders of common stock are entitled to share ratably in our assets legally available for distribution to our shareholders. All outstanding shares of common stock are fully paid and non-assessable.

Preferred Stock

     We currently do not have any shares of preferred stock outstanding. Our board of directors is authorized to issue up to 25,000,000 shares of preferred stock, without any further action by the stockholders. The board of directors may also divide any and all shares of preferred stock into series and fix and determine the relative rights and preferences of the preferred stock, such as the designation of series and the number of shares constituting such series, dividend rights, redemption and sinking fund provisions, liquidation and dissolution preferences, conversion or exchange rights and voting rights, if any. Issuance of preferred stock by the board of directors will result in such shares having dividend and/or liquidation preferences senior to the rights of the holders of common stock and could dilute the voting rights of the holders of common stock.


Dividends

     We have not paid any cash dividends to date, and no cash dividends will be declared or paid on the common shares in the foreseeable future. Payment of dividends is solely at the discretion of our board of directors.


Stock Options

     We do not currently have in place a formal employee stock option plan. From time to time our Board of Directors has authorized the grant of stock options to employees and other service providers. Such options do not qualify as "incentive stock options" under Section 422 of the Internal Revenue Code of 1986, as amended. As of August 31, 2000, the following options to purchase our common stock were outstanding: (i) an option to purchase 2,500,000 shares of our common stock at an exercise price of $0.05 per share, which will expire on May 1, 2007; and (ii) options to purchase an aggregate of 2,500,000 shares of our common stock at an exercise price of $0.21 per share, which will expire on May 1, 2007.


Warrants

     As of August 31, 2000, the following warrants to purchase our common stock were outstanding: (i) a warrant to purchase 7,000,000 shares of our common stock at an exercise price of $0.33 per share, which will expire on May 20, 2005; (ii) warrants to purchase an aggregate of 300,000 shares of our common stock at an exercise price of $0.01 per share, which will expire on May 31, 2006; (iii) warrants to purchase an aggregate of 50,000 shares of our common stock at an exercise price of $0.05 per share, which will expire on May 1, 2007, and (iv) warrants to purchase an aggregate of 1,600,000 shares of our common stock at an exercise price of $0.21 per share, which will expire on May 1, 2007.


                INDEMNIFICATION OF OFFICERS, DIRECTORS AND OTHERS


     As permitted by applicable law, our By-Laws provide that we will indemnify our officers, directors, employees, consultants and agents. This includes indemnification against attorneys' fees and other expenses and liabilities they incur to defend, settle or satisfy any civil or criminal action brought against them arising out of their association with or activities on behalf of us. However, they will not be indemnified if they are adjudged to have acted with gross negligence, engaged in willful misconduct, knowingly violated the law, breached their duty of loyalty or received improper personal benefit. We may also bear the expenses of such litigation for any such persons upon their promise to repay such sums if it is ultimately determined that they are not entitled to indemnification. Such expenditures could be substantial and may not be recouped, even if we are so entitled. We have provided for indemnification for liabilities arising under the Securities Act of 1933 as they may be permitted to directors, officers or persons controlling us. The Securities and Exchange Commission has informed us that such indemnification is against public policy and may be unenforceable.


                                 TRANSFER AGENT


     American Securities Transfer & Trust, Inc., 12029 W. Alameda Parkway, Lakewood, CO 80228, acts as our transfer agent and registrar for our common stock. Their telephone number is (303) 984-1062.


                                  LEGAL MATTERS


     Jeffers, Shaff, & Falk, LLP, , Irvine, California 92612 has passed on the validity of the common stock offered by us.


                                     EXPERTS


     Our financial statements as of May 31, 2000 and May 31, 1999, and for each of the years in the two year period ended May 31, 2000, have been included in this Prospectus and in the Registration Statement in reliance on the report, which contains an explanatory paragraph relating to our ability to continue as a going-concern as described in Note 2 to the financial statements, of Singer, Lewack Greenbaum & Goldstein LLP, independent accountants, given on authority of said firm as experts in auditing and accounting.


                             ADDITIONAL INFORMATION


     We have filed with the Commission a registration statement on Form SB-2 under the Securities Act with respect to the common stock offered hereby. This prospectus does not contain all of the information set forth in the rules and regulations of the Commission. For further information with respect to Meditech Pharmaceuticals, Inc. and this offering, we refer you to the registration statement and exhibits filed as part of it. You may inspect the registration statement, including the exhibits thereto, without charge at the Public Reference Room of the Commission at 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549 and at the regional offices of the Commission located at 7 World Trade Center, 13th Floor, New York, New York. You may obtain copies of all or any portion of the registration statement from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549, upon payment of the prescribed fees. You may obtain information on the operation of the Public Reference Room by calling the Commission at 1-800-SEC-0330. You may also access such material electronically by means of the Commissions home page on the Internet at http://www.sec.gov. Descriptions contained in this prospectus as to the contents of an contract or other document filed as an exhibit to the registration statement are not necessarily complete and each such description is qualified by reference to such contract or document.

     We mail a copy of our audited Annual Report on Form 10-KSB along with a proxy statement to our shareholders prior to our annual meeting.

                                   MEDITECH PHARMACEUTICALS, INC. AND SUBSIDIARY
                                                   (DEVELOPMENT STAGE COMPANIES)
                                                                        CONTENTS
                                                                    May 31, 2000
--------------------------------------------------------------------------------


                                                                         Page

REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS                       F-2

FINANCIAL STATEMENTS

     Consolidated Balance Sheet                                      F-3 - F-4

     Consolidated Statements of Operations                               F-5

     Consolidated Statements of Stockholders' Deficit                F-6 - F-11

     Consolidated Statements of Cash Flows                          F-12 - F-13

     Notes to Consolidated Financial Statements                     F-14 - F-30

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS


Board of Directors and Stockholders
Meditech Pharmaceuticals, Inc.

We have audited the accompanying restated consolidated balance sheet of Meditech Pharmaceuticals, Inc. and subsidiary (development stage companies) as of May 31, 2000, and the related restated consolidated statements of operations, stockholders' deficit, and cash flows for each of the two years in the period ended May 31, 2000, and for the period from May 4, 1982 (inception) to May 31, 2000. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Meditech Pharmaceuticals, Inc. and subsidiary as of May 31, 2000, and the results of their consolidated operations and their consolidated cash flows for each of the two years in the period ended May 31, 2000, and for the period from May 4, 1982 (inception) to May 31, 2000 in conformity with generally accepted accounting principles.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. During the years ended May 31, 2000 and 1999, the Company incurred net losses of $623,200 and $767,400, respectively. In addition, the Company's accumulated deficit was $15,524,700 as of May 31, 2000. Recovery of the Company's assets is dependent upon future events, the outcome of which is indeterminable. In addition, successful completion of the Company's transition, ultimately, to the attainment of profitable operations is dependent upon obtaining adequate financing to fulfill its development activities and achieving a level of sales adequate to support the Company's cost structure. These factors, among others, as discussed in Note 3 to the consolidated financial statements, raise substantial doubt about the Company's ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 3. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.



SINGER LEWAK GREENBAUM & GOLDSTEIN LLP

Los Angeles, California
September 8, 2000

                                   MEDITECH PHARMACEUTICALS, INC. AND SUBSIDIARY
                                                   (DEVELOPMENT STAGE COMPANIES)
                                                      CONSOLIDATED BALANCE SHEET
                                                                    May 31, 2000
--------------------------------------------------------------------------------


                                     ASSETS
                                   (restated)

Current assets
     Cash                                                               $114,800
     Prepaid expenses                                                        600
                                                                        --------

         Total current assets                                            115,400

Other assets                                                               2,100
                                                                        --------

                  Total assets                                          $117,500
                                                                        ========




                 The accompanying notes are an integral part of
                          these financial statements.

                                   MEDITECH PHARMACEUTICALS, INC. AND SUBSIDIARY
                                                   (DEVELOPMENT STAGE COMPANIES)
                                                      CONSOLIDATED BALANCE SHEET
                                                                    May 31, 2000
--------------------------------------------------------------------------------


                      LIABILITIES AND STOCKHOLDERS' DEFICIT
                                   (restated)

Current liabilities
     Accounts payable and accrued expenses                         $  1,502,500
     Accrued compensation                                             2,787,100
     Advances from affiliates                                         3,647,300
     Loan payable                                                        71,000
     Deferred revenue                                                   100,000
                                                                   ------------

         Total current liabilities                                    8,107,900
                                                                   ------------

Minority interest in consolidated subsidiary                            191,300
                                                                   ------------

Commitments and contingencies

Stockholders' deficit
     Preferred stock, $0.001 par value
         25,000,000 shares authorized
         none issued and outstanding                                       --
     Common stock, $0.001 par value
         400,000,000 shares authorized
         136,713,432 shares issued and outstanding                      136,700
     Treasury stock, 8,000,000 shares at cost                              --
     Subscriptions receivable                                           (10,000)
     Additional paid-in capital                                       7,216,300
     Accumulated deficit                                            (15,524,700)
                                                                   ------------

              Total stockholders' deficit                            (8,181,700)
                                                                   ------------

                  Total liabilities and stockholders' deficit      $    117,500
                                                                   ============



                 The accompanying notes are an integral part of
                          these financial statements.



                                                                MEDITECH PHARMACEUTICALS, INC. AND SUBSIDIARY
                                                                                (DEVELOPMENT STAGE COMPANIES)
                                                                        CONSOLIDATED STATEMENTS OF OPERATIONS

                                                                For the Years Ended May 31, 2000 and 1999 and
                                                  for the Period from May 4, 1982 (Inception) to May 31, 2000
-------------------------------------------------------------------------------------------------------------



                                                                                                    For the
                                                                                                  Period from
                                                                                                    May 4,
                                                           For the Year Ended                        1982
                                                                May 31,                          (Inception)
                                                 -------------------------------------            to May 31,
                                                      2000                    1999                   2000
                                                 -------------           -------------           -------------
                                                   (restated)              (restated)             (restated)

Revenue                                          $      25,000           $        --             $      25,000
                                                 -------------           -------------           -------------

Operating expenses
   Research and development                              1,200                    --                 1,838,300
   General and administrative                          338,000                 484,400              11,556,100
   Aborted stock offering costs                           --                      --                   325,400
                                                 -------------           -------------           -------------

     Total operating expenses                          339,200                 484,400              13,719,800
                                                 -------------           -------------           -------------

Loss before other income (expense)                    (314,200)               (484,400)            (13,694,800)
                                                 -------------           -------------           -------------

Other income (expense)
   Interest expense                                   (309,000)               (283,000)             (2,533,800)
   Interest income                                        --                      --                   298,500
   Other income, net                                      --                      --                    75,600
                                                 -------------           -------------           -------------

     Total other income (expense)                     (309,000)               (283,000)             (2,159,700)
                                                 -------------           -------------           -------------

Loss before minority interest in losses
   of subsidiary                                      (623,200)               (767,400)            (15,854,500)

Minority interest in losses of subsidiary                 --                      --                   329,800
                                                 -------------           -------------           -------------

Net loss                                         $    (623,200)          $    (767,400)          $ (15,524,700)
                                                 =============           =============           =============

Basic and diluted loss per share                 $       (0.01)          $       (0.01)          $       (0.17)
                                                 =============           =============           =============

Weighted-average shares outstanding                126,071,843             123,264,596              93,327,166
                                                 =============           =============           =============



                               The accompanying notes are an integral part
                                       of these financial statements.

                                                      F-5



                                                                                       MEDITECH PHARMACEUTICALS, INC. AND SUBSIDIARY
                                                                                                       (DEVELOPMENT STAGE COMPANIES)
                                                                                    CONSOLIDATED STATEMENTS OF STOCKHOLDERS' DEFICIT
                                                                         For the Period from May 4, 1982 (Inception) to May 31, 2000
------------------------------------------------------------------------------------------------------------------------------------

                                                                                                             Deficit
                                                                                                           Accumulated
                                 Common Stock            Treasury Stock                      Additional    During the
                            -------------------------    -----------------   Subscriptions    Paid-In      Development
                              Shares        Amount       Shares    Amount     Receivable      Capital        Stage         Total
                              ------        ------       ------    ------     ----------      -------     ------------  -----------

Initial capitalization      48,000,000    $    48,000              $          $             $   529,400   $             $   577,400
Net loss
                                                                                                           (1,022,600)   (1,022,600)
                           -----------    -----------   --------   --------   -----------   -----------   -----------   -----------

Balance May 31, 1983        48,000,000         48,000       --         --            --         529,400    (1,022,600)     (445,200)
Private placement
 of stock                    4,715,000          4,700                                           584,700                     589,400
Initial public
 offering                   13,200,000         13,200                                         3,946,800                   3,960,000
Offering costs                                                                                 (935,435)                   (935,435)
Cash on sale of
 common stock
 to officer                     50,000             50                                             7,450                       7,500
Compensation on
 stock issued
 to officer                     50,000             50                                             20,500                     20,550
Net loss
                                                                                                           (1,338,400)   (1,338,400)
                           -----------    -----------   --------   --------   -----------   -----------   -----------   -----------

Balance May 31, 1984        66,015,000         66,000       --         --            --       4,153,415    (2,361,000)    1,858,415
Net loss                                                                                                   (1,794,100)   (1,794,100)
                           -----------    -----------   --------   --------   -----------   -----------   -----------   -----------

Balance May 31, 1985        66,015,000         66,000       --         --            --       4,153,415    (4,155,100)       64,315
Issuance of stock for
 subscriptions to
 officer                     8,000,000          8,000                          (1,440,000)    1,440,000                       8,000
Issuance of options for
 services to consultants                                                                        160,200                     160,200
Net loss                                                                                                   (1,533,800)   (1,533,800)
                           -----------    -----------   --------   --------   -----------   -----------   -----------   -----------



                                                 The accompanying notes are an integral part
                                                      of these financial statements.

                                                                    F-6


                                                                                       MEDITECH PHARMACEUTICALS, INC. AND SUBSIDIARY
                                                                                                       (DEVELOPMENT STAGE COMPANIES)
                                                                                    CONSOLIDATED STATEMENTS OF STOCKHOLDERS' DEFICIT
                                                                  For the Period from April 1, 1997 (Inception) to December 31, 1999
------------------------------------------------------------------------------------------------------------------------------------

                                                                                                             Deficit
                                                                                                           Accumulated
                                 Common Stock            Treasury Stock                      Additional    During the
                            -------------------------    -----------------   Subscriptions    Paid-In      Development
                              Shares        Amount       Shares    Amount     Receivable      Capital        Stage         Total
                              ------        ------       ------    ------     ----------      -------     ------------  -----------


Balance May 31, 1986         74,015,000   $  74,000          --    $    --   $(1,440,000)   $ 5,753,615   $(5,688,900)  $(1,301,285)
Conversion of advances
 from affiliates             10,000,000      10,000                                             549,900                     559,900
Rescission of common
 stock issued to
 officer and held in
 treasury                                             8,000,000                1,440,000    (1,440,000)
Issuance of shares
 for services rendered          310,000         300                                              77,900                      78,200
Issuance of Viral
 Research Technologies,
 Inc. common
 stock for services                                                                             296,700                     296,700
Issuance of Viral
 Research Technologies,
 Inc. options
 for services                                                                                   190,400                     190,400
Issuance of options
 for services                                                                                    42,200                      42,200
Net loss                           --          --            --         --          --             --      (1,706,300)   (1,706,300)
                            -----------   ---------   -----------  --------- -----------    -----------   -----------   -----------

Balance, May 31, 1987        84,325,000      84,300     8,000,000       --          --        5,470,715    (7,395,200)   (1,840,185)
Issuance of shares to
 consultants for services     1,540,000       1,500                                             125,800                     127,300
Stock options exercised         366,000         400                                               9,500                       9,900



                                                The accompanying notes are an integral part
                                                       of these financial statements.

                                                                   F-7



                                                                                       MEDITECH PHARMACEUTICALS, INC. AND SUBSIDIARY
                                                                                                       (DEVELOPMENT STAGE COMPANIES)
                                                                                    CONSOLIDATED STATEMENTS OF STOCKHOLDERS' DEFICIT
                                                                  For the Period from April 1, 1997 (Inception) to December 31, 1999
------------------------------------------------------------------------------------------------------------------------------------

                                                                                                                   Deficit
                                                                                                               Accumulated
                                   Common Stock                Treasury Stock                      Additional   During the
                            -------------------------     -----------------        Subscriptions    Paid-In     Development
                                Shares        Amount       Shares       Amount     Receivable      Capital       Stage        Total
                                ------        ------       ------       ------     ----------      -------    ------------  --------

Stock options issued to
 employees and consultants                 $      --                   $      --    $            $  13,800   $   --      $   13,800
Issuance of common stock
 of subsidiary                                                                                     290,000                  290,000
Net loss                                                                                                      (880,200)    (880,200)
                             -----------   -----------   -----------   -----------   ----       ----------   ---------   ----------

Balance, May 31, 1988         86,231,000        86,200     8,000,000          --     --          5,909,815  (8,275,400)  (2,279,385)
Common stock issued
 to officer                    8,000,000         8,000                                              72,000                   80,000
Stock options issued
 to employees and
 consultants                                                                                        15,600                   15,600
Sale of common stock           2,756,832         2,800                                             131,600                  134,400
Net loss                            --            --            --            --     --            --         (641,400)    (641,400)
                             -----------   -----------   -----------   -----------   ----       ----------  ----------   ----------

Balance, May 31, 1989         96,987,832        97,000     8,000,000          --     --          6,129,015  (8,916,800)  (2,690,785)
Sale of common stock             100,000           100                                               3,200                    3,300
Stock options issued
 to employees                      7,300         7,300                                                                        7,300
Net loss                            --            --            --            --     --            --        (522,000)     (522,000)
                             -----------   -----------   -----------   -----------   ----       ----------  ---------    ----------

Balance, May 31, 1990         97,087,832        97,100     8,000,000          --     --          6,139,515 (9,438,800)   (3,202,185)
Stock issued for services      2,750,000         2,800        38,300        41,100
Net loss                            --            --            --            --     --            --        (479,100)     (479,100)
                             -----------   -----------   -----------   -----------   ----       ----------  ---------    ----------



                                       The accompanying notes are an integral part
                                            of these financial statements.

                                                          F-8





                                                                                       MEDITECH PHARMACEUTICALS, INC. AND SUBSIDIARY
                                                                                                       (DEVELOPMENT STAGE COMPANIES)
                                                                                    CONSOLIDATED STATEMENTS OF STOCKHOLDERS' DEFICIT
                                                                  For the Period from April 1, 1997 (Inception) to December 31, 1999
------------------------------------------------------------------------------------------------------------------------------------

                                                                                                             Deficit
                                                                                                           Accumulated
                                Common Stock                Treasury Stock                     Additional   During the
                         -------------------------     -----------------      Subscriptions    Paid-In     Development
                             Shares      Amount       Shares       Amount      Receivable      Capital       Stage        Total
                             ------      ------       ------       ------      ----------      -------    ------------  --------

Balance, May 31, 1991      99,837,832   $   99,900    8,000,000    $          $   --     $  6,177,815    $(9,917,900)  $ (3,640,185)
Sale of common stock        2,000,000        2,000                                              29,400                       31,400
Net loss                         --           --           --          --          --            --          (483,100)     (483,100)
                         ------------   ----------   ----------    ---------   ---------  ------------   ------------  ------------

Balance, May 31, 1992     101,837,832      101,900    8,000,000        --          --       6,207,215     (10,401,000)   (4,091,885)
Net loss                         --           --           --          --          --            --          (449,400)     (449,400)
                         ------------   ----------   ----------    ---------   ---------  ------------   ------------  ------------

Balance, May 31, 1993     101,837,832      101,900    8,000,000        --          --       6,207,215     (10,850,400)   (4,541,285)
Stock issued for
 services                   7,385,300        7,400                                            208,400                       215,800
Net loss                         --           --           --          --          --            --          (753,900)     (753,900)
                         ------------   ----------   ----------    ---------   ---------  ------------   ------------  ------------

Balance, May 31, 1994
 (restated)               109,223,132      109,300    8,000,000        --          --       6,415,615     (11,604,300)   (5,709,385)
Committed stock for
 services                                                                                      13,600                        13,600
Net loss                         --           --           --          --          --            --          (515,600)     (515,600)
                         ------------   ----------   ----------    ---------   --------- ------------    ------------  ------------

Balance, May 31, 1995
 (restated)               109,223,132      109,300    8,000,000        --          --       6,429,215     (12,119,900)   (5,675,385)
Net loss                         --           --           --          --          --            --          (501,600)     (501,600)
                         ------------   ----------   ----------    ---------   --------- ------------    ------------  ------------

Balance, May 31, 1996
 (restated)               109,223,132      109,300    8,000,000        --          --        6,429,215    (12,621,500)   (6,082,985)



                                            The accompanying notes are an integral part
                                                     of these financial statements.

                                                                  F-9







                                                                                       MEDITECH PHARMACEUTICALS, INC. AND SUBSIDIARY
                                                                                                       (DEVELOPMENT STAGE COMPANIES)
                                                                                    CONSOLIDATED STATEMENTS OF STOCKHOLDERS' DEFICIT
                                                                  For the Period from April 1, 1997 (Inception) to December 31, 1999
------------------------------------------------------------------------------------------------------------------------------------

                                                                                                               Deficit
                                                                                                           Accumulated
                                Common Stock                Treasury Stock                     Additional   During the
                         -------------------------     -----------------      Subscriptions    Paid-In     Development
                             Shares      Amount       Shares       Amount      Receivable      Capital       Stage        Total
                             ------      ------       ------       ------      ----------      -------    ------------  --------


Stock issued for
 services                  15,340,300   $   15,300                             $          $    412,000    $            $    427,300
Net loss                         --           --           --          --          --            --          (957,400)     (957,400)
                         ------------   ----------   ----------    ---------   ---------  ------------   ------------  ------------

Balance, May 31, 1997
 (restated)               124,563,432      124,600    8,000,000        --          --       6,841,215     (13,578,900)   (6,613,085)
Net loss                         --           --           --          --          --            --          (555,200)     (555,200)
                         ------------   ----------   ----------    ---------   --------- ------------    ------------  ------------

Balance, May 31, 1998
 (restated)               124,563,432      124,600    8,000,000        --          --        6,841,215    (14,134,100)  (7,168,285)
Stock issued to
 employees                  3,500,000        3,500                                             120,000                     123,500
Stock issued to
 vendors for
 services                   1,300,000        1,300                                              51,700                      53,000
Net loss                         --           --           --          --          --            --          (767,400)    (767,400)
                         ------------   ----------   -----------    ---------   --------  ------------   ------------  -----------

Balance, May 31, 1999
 (restated)               129,363,432      129,400    8,000,000        --          --        7,012,915    (14,901,500)  (7,759,185)
Stock issued to
 employees
 as compensation              450,000          400                                              10,850                      11,250
Stock issued to
 vendors for
 services                   1,400,000        1,400                                              73,600                      75,000
Exercise of options
 for accrued
 compensation               5,000,000        5,000                                              45,000                      50,000



                                      The accompanying notes are an integral part
                                              of these financial statements.

                                                           F-10



                                                                                       MEDITECH PHARMACEUTICALS, INC. AND SUBSIDIARY
                                                                                                       (DEVELOPMENT STAGE COMPANIES)
                                                                                    CONSOLIDATED STATEMENTS OF STOCKHOLDERS' DEFICIT
                                                                  For the Period from April 1, 1997 (Inception) to December 31, 1999
------------------------------------------------------------------------------------------------------------------------------------

                                                                                                               Deficit
                                                                                                           Accumulated
                                Common Stock                Treasury Stock                     Additional   During the
                         -------------------------     -----------------      Subscriptions    Paid-In     Development
                             Shares      Amount       Shares       Amount      Receivable      Capital       Stage        Total
                             ------      ------       ------       ------      ----------      -------    ------------  --------

Exercise of options
 for subscriptions
 receivable                   500,000   $      500                            $ (10,000)  $      9,500    $            $     --
Stock options
 issued to
 consultants                                                                                    29,000                       29,000
Stock options
 issued to
 employees                                                                                      35,435                       35,435
Net loss                         --           --           --          --          --            --          (623,200)     (623,200)
                         ------------   ----------   ----------    ---------   ---------  ------------   ------------  ------------

Balance, May 31, 2000
 (restated)               136,713,432   $  136,700    8,000,000   $    --     $ (10,000)  $  7,216,300   $(15,524,700) $ (8,181,700)
                         ============   ==========   ==========    =========   =========  ============   ============  ============




                                      The accompanying notes are an integral part
                                             of these financial statements.

                                                         F-11


                                                                           MEDITECH PHARMACEUTICALS, INC. AND SUBSIDIARY
                                                                                            (DEVELOPMENT STAGE COMPANIES)
                                                                                    CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                            For the Years Ended May 31, 2000 and 1999 and
                                                              for the Period from May 4, 1982 (Inception) to May 31, 2000
-------------------------------------------------------------------------------------------------------------------------


                                                                                                              For the
                                                                                                            Period from
                                                                                                                May 4,
                                                                        For the Year Ended                      1982
                                                                              May 31,                        (Inception)
                                                                 ----------------------------------           to May 31,
                                                                      2000                 1999                 2000
                                                                 -------------         ------------         -------------
                                                                  (restated)            (restated)            (restated)
Cash flows from operating activities
   Net loss                                                      $   (623,200)         $   (767,400)         $(15,524,700)
   Adjustments to reconcile net loss to net cash
     provided by (used in) operating activities
       Depreciation and amortization                                     --                    --                 135,600
       Warrants and options issued to employees and
         vendors                                                       86,200                  --                 775,100
       Minority interest in losses of subsidiary                         --                    --                (329,800)
       Stock issued to employees and vendors                          114,500               176,500             1,267,300
       Accrued interest on advances from affiliates                   309,000               283,000             2,533,800
   Increase in
     Prepaid expenses                                                    --                    --                    (600)
     Other assets                                                      (2,100)                 --                  (2,100)
   Increase in
     Accounts payable and accrued expenses                             53,700                51,000             1,502,500
     Accrued compensation                                              70,100               240,800             2,787,100
     Deferred revenue                                                 100,000                  --                 100,000
                                                                 ------------          ------------          ------------

Net cash provided by (used in) operating activities                   108,200               (16,100)           (6,755,800)
                                                                 ------------          ------------          ------------

Cash flows from investing activities
   Purchase of furniture and equipment                                   --                    --                (135,600)
                                                                 ------------          ------------          ------------

Net cash used in investing activities                                    --                    --                (135,600)
                                                                 ------------          ------------          ------------

Cash flows from financing activities
   Proceeds from advances from affiliates, net                          6,600                16,100             2,250,800
   Proceeds from loan payable                                            --                    --                  71,000
   Proceeds from sale of stock, net                                      --                    --               4,684,400
                                                                 ------------          ------------          ------------

Net cash provided by financing activities                               6,600                16,100             7,006,200
                                                                 ------------          ------------          ------------

                                      The accompanying notes are an integral part
                                              of these financial statements.

                                                            F-12



                                                                               MEDITECH PHARMACEUTICALS, INC. AND SUBSIDIARY
                                                                                               (DEVELOPMENT STAGE COMPANIES)
                                                                           CONSOLIDATED STATEMENTS OF CASH FLOWS (CONTINUED)

                                                                                For the Years Ended May 31,2000 and 1999 and
                                                               a for the Period from May 4, 1982 (Inception) to May 31, 2000
----------------------------------------------------------------------------------------------------------------------------


                                                                                                                    For the
                                                                                                                  Period from
                                                                                                                     May 4,
                                                                                For the Year Ended                    1982
                                                                                      May 31,                      (Inception)
                                                                         ----------------------------------         to May 31,
                                                                              2000                 1999               2000
                                                                         -------------         ------------         ---------
                                                                          (restated)            (restated)          (restated)

Net increase in cash                                                     $     114,800         $        --           $114,800

Cash, beginning of period                                                         --                    --               --
                                                                         -------------         -------------         --------

Cash, end of period                                                      $     114,800         $        --           $114,800
                                                                         =============         =============         ========


Supplemental disclosures of cash flow information

   Interest paid                                                         $        --           $        --           $   --
                                                                         =============         =============         ========

   Income taxes paid                                                     $        --           $        --           $   --
                                                                         =============         =============         ========


                                        The accompanying notes are an integral part
                                                of these financial statements.

                                                               F-13

                                   MEDITECH PHARMACEUTICALS, INC. AND SUBSIDIARY
                                                   (DEVELOPMENT STAGE COMPANIES)
                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                                                    May 31, 2000
--------------------------------------------------------------------------------


NOTE 1 - DESCRIPTION OF BUSINESS

     Meditech Pharmaceuticals, Inc. ("Meditech") is a drug development company, which is focused in the areas of research, development, and marketing in the biomedical industry, with an emphasis on anti-infective drugs. Meditech was incorporated in Nevada on March 21, 1983 and completed its initial public offering in August 1983. Since then, it has been engaged in research and development activities associated with bringing its products to market.


NOTE 2 - RESTATEMENTS

     Shares Issued and Outstanding Restatement
     -----------------------------------------
     The Company has restated its prior period financial statements for certain adjustments related to accounting for shares issued during the years ended May 31, 1994 through May 31, 2000. The Company had recorded certain stock grants to consultants that were not transacted during the years ended May 31, 1995 and 1994. In addition, the Company incorrectly recorded the acquisition of 8,000,000 shares of common stock into treasury as a retirement of those shares. The resulting misstatements affect shares outstanding in those periods as follows:


                                          Common
                                           Shares            Common
                                       Outstanding,          Shares
              Year Ending              as Previously      Outstanding,
                  May 31,                 Reported        as Corrected
              --------------           ---------------    ------------
                                          (in 000s)        (in 000s)

                  1994                     102,593          109,223
                  1995                     103,681          109,223
                  1996                     103,681          109,223
                  1997                     119,016          124,563
                  1998                     119,016          124,563
                  1999                     123,816          129,363
                  2000                     131,166          136,713

                                   MEDITECH PHARMACEUTICALS, INC. AND SUBSIDIARY
                                                   (DEVELOPMENT STAGE COMPANIES)
                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                                                    May 31, 2000
--------------------------------------------------------------------------------


NOTE 2 - RESTATEMENTS (Continued)

     Stock and Options Issued to Employees and Consultants
     -----------------------------------------------------
     During the years ended May 31, 2000 and 1999, the Company incorrectly recorded the fair market value of its shares and stock options issued to employees and consultants. These changes have been corrected to reflect the appropriate values. Total adjustments and their relative impact on the Company's net loss are as follows:


                                          Adjustment
                                        for Corrected
                                            Values
                         Net Loss,       Attributed to
      Year Ending     as Previously      Stock-Based           Net Loss,
          May 31,        Reported        Compensation         as Corrected
          -------        --------        ------------         ------------

          1999         $ (1,002,300)     $     379,100       $    (623,200)
          2000         $   (721,500)     $     (45,900)      $    (767,400)


NOTE 3 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     Principles of Consolidation
     ---------------------------
     The consolidated financial statements include the accounts of Meditech and its 37% owned and controlled subsidiary Viral Research Technologies, Inc. ("Viral") (collectively, the "Company"). All significant intercompany transactions and balances have been eliminated in consolidation.

     Basis of Presentation
     ---------------------
     The accompanying consolidated financial statements have been prepared in conformity with generally accepted accounting principles, which contemplate continuation of the Company as a going concern. The Company incurred net losses of $623,200 and $767,400 during the years ended May 31, 2000 and 1999, respectively. In addition, the Company had an accumulated deficit of $15,524,700 as of May 31, 2000. Management recognizes that the Company must generate additional resources and the eventual achievement of sustained profitable operations. Management's plans include obtaining additional capital through equity financing and the extension of existing debt. The consolidated financial statements do not include any adjustments that might be necessary if the Company is unable to continue as a going concern.

                                   MEDITECH PHARMACEUTICALS, INC. AND SUBSIDIARY
                                                   (DEVELOPMENT STAGE COMPANIES)
                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                                                    May 31, 2000
--------------------------------------------------------------------------------


NOTE 3 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

     Development Stage Enterprise
     ----------------------------
     The Company is a development stage company as defined in Statement of Financial Accounting Standards ("SFAS") No. 7, "Accounting and Reporting by Development Stage Enterprises." The Company is devoting substantially all of its present efforts to establish a new business, and its planned principal operations have not yet commenced. All losses accumulated since inception have been considered as part of the Company's development stage activities.

     Estimates
     ---------
     In preparing financial statements in conformity with generally accepted accounting principles, management makes estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements, as well as the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

     Cash and Cash Equivalents
     -------------------------
     For purposes of the statements of cash flows, the Company considers all highly liquid investments purchased with original maturity of three months or less to be cash equivalents.

     Offering Costs
     --------------
     Offering costs arose from warrants issued to the underwriter currently involved with offerings of the Company's securities. Such costs are offset against the proceeds of such offerings upon their successful completion and are charged to operations in the event the offering is not successful.

     Revenue
     -------
     Revenue represents license fees that are recognized when earned over the period of the applicable license agreement.

     Impairment of Long-Lived Assets
     -------------------------------
     The Company reviews its long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of the assets to future net cash flows expected to be generated by the assets. If the assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount exceeds the fair value of the assets. To date, no impairment has occurred.

                                   MEDITECH PHARMACEUTICALS, INC. AND SUBSIDIARY
                                                   (DEVELOPMENT STAGE COMPANIES)
                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                                                    May 31, 2000
--------------------------------------------------------------------------------

NOTE 3 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

     Income Taxes
     ------------
     The Company utilizes SFAS No. 109, "Accounting for Income Taxes," which requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the financial statements or tax returns. Under this method, deferred income taxes are recognized for the tax consequences in future years of differences between the tax bases of assets and liabilities and their financial reporting amounts at each period end based on enacted tax laws and statutory tax rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

     Fair Value of Financial Instruments
     -----------------------------------
     The Company measures its financial assets and liabilities in accordance with generally accepted accounting principles. For certain of the Company's financial instruments, including cash, accounts payable and accrued expenses, and accrued compensation, the carrying amounts approximate fair value due to their short maturities.

     Concentrations of Credit Risk
     -----------------------------
     The financial instrument which potentially subjects the Company to concentrations of credit risk is cash. The Company places its cash with high quality financial institutions, and at times it may exceed the Federal Deposit Insurance Corporation $100,000 insurance limit. As of May 31, 2000, uninsured portions of cash amounted to $15,000.

     Loss per Share
     --------------
     The Company utilizes SFAS No. 128, "Earnings per Share." Basic loss per share is computed by dividing loss available to common stockholders by the weighted-average number of common shares outstanding. Diluted loss per share is computed similar to basic loss per share except that the denominator is increased to include the number of additional common shares that would have been outstanding if the potential common shares had been issued and if the additional common shares were dilutive. For the years ended May 31, 2000 and 1999, the Company incurred net losses; therefore, basic and diluted loss per share are the same.

     Reclassifications
     -----------------
     Certain reclassifications have been made to the May 31, 1999 financial statements to conform with the May 31, 2000 presentation.

                                   MEDITECH PHARMACEUTICALS, INC. AND SUBSIDIARY
                                                   (DEVELOPMENT STAGE COMPANIES)
                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                                                    May 31, 2000
--------------------------------------------------------------------------------


NOTE 3 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

     Comprehensive Income
     --------------------
     For the year ended May 31, 2000, the Company adopted SFAS No. 130, "Reporting Comprehensive Income." This statement establishes standards for reporting comprehensive income and its components in a financial statement. Comprehensive income as defined includes all changes in equity (net assets) during a period from non-owner sources. Examples of items to be included in comprehensive income, which are excluded from net income, include foreign currency translation adjustments and unrealized gains and losses on available-for-sale securities. Comprehensive income is not presented in the Company's financials statements since the Company did not have any of the items of comprehensive income in any period presented.

     Recently Issued Accounting Pronouncements
     -----------------------------------------
     In June 1999, the Financial Accounting Standards Board ("FASB") issued SFAS No. 136, "Transfer of Assets to a Not-for-Profit Organization or Charitable Trust that Raises or Holds Contributions for Others." This statement is not applicable to the Company.

     In June 1999, the FASB issued SFAS No. 137, "Accounting for Derivative Instruments and Hedging Activities." The Company does not expect adoption of SFAS No. 137 to have a material impact, if any, on its financial position or results of operations.

     In June 2000, the FASB issued SFAS No. 138, "Accounting for Certain Instruments and Certain Hedging Activities." This statement is not applicable to the Company.

     In June 2000, the FASB issued SFAS No. 139, "Rescission of FASB Statement No. 53 and Amendments to Statements No. 63, 89, and 121." This statement is not applicable to the Company.


NOTE 4 - MINORITY INTEREST IN CONSOLIDATED SUBSIDIARY

     On January 22, 1987, the Company and a 50% investor formed VRT, Inc. ("VRT"), a Nevada corporation, for the purposes of developing a marketing strategy for its products. On January 26, 1987, the Company granted certain exclusive rights to VRT to market and distribute the Company's products. The agreement expired on November 30, 1996.

     On April 30, 1987, pursuant to a merger agreement, VRT was combined with Viral, a Nevada corporation and an inactive public shell, which became the surviving corporation. In the transaction, Viral issued 15,000,000 shares to the Company and its investor for all outstanding shares of VRT. After the merger, the Company owned 37% of Viral. Viral has been consolidated as it is effectively controlled by the Company.

                                   MEDITECH PHARMACEUTICALS, INC. AND SUBSIDIARY
                                                   (DEVELOPMENT STAGE COMPANIES)
                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                                                    May 31, 2000
--------------------------------------------------------------------------------


NOTE 4 - MINORITY INTEREST IN CONSOLIDATED SUBSIDIARY (Continued)

     At May 31, 2000, the assets and liabilities of Viral were as follows:

         Assets
             Due from Meditech                                $     400,000
                                                              -------------

                      Total assets                            $     400,000
                                                              =============

         Liabilities
             Accounts payable                                 $       5,000
             Due to Meditech                                        129,000
                                                              -------------

                  Total liabilities                                 134,000

         Equity                                                     266,000
                                                              -------------

                      Total liabilities and equity            $     400,000
                                                              =============

     Amounts recorded in the minority interest on the accompanying balance sheet represent the pro-rata portion of Viral's equity attributable to minority stockholders.


NOTE 5 - COMMITMENTS AND CONTINGENCIES

     Leases
     ------
     Currently, the Company uses its operating facilities, which are provided by its Chief Executive Officer, without a lease and without payment. There is no guarantee the officer will be willing to provide these facilities in the future.

     Employment Agreements
     ---------------------
     The Company entered into an employment agreement dated as of February 3, 2000 with its Chief Executive Officer, contingent upon completion of the offering discussed in Note 7. The agreement is for a three-year term and provides for a base salary of $150,000 per annum for the first year with an increase at least equal to the consumer price index over each succeeding year. The agreement provides for a severance payment including the unearned salary for the remainder of the contract plus any prorated earned bonuses in the event of termination without cause or upon change of control. Additionally, the agreement grants options to purchase 15,950,000 shares of common stock exercisable at various prices and vesting over the course of his employment agreement.

                                   MEDITECH PHARMACEUTICALS, INC. AND SUBSIDIARY
                                                   (DEVELOPMENT STAGE COMPANIES)
                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                                                    May 31, 2000
--------------------------------------------------------------------------------


NOTE 5 - COMMITMENTS AND CONTINGENCIES (Continued)

     Employment Agreements (Continued)
     ---------------------

     The Company entered into an employment agreement dated as of February 3, 2000 with its Chief Financial Officer, contingent upon completion of the offering discussed in Note 7. The agreement is for a three-year term providing for a base salary of $120,000 per annum for the first year and not less than $120,000 per annum during the second and third years of the agreement. In addition, the officer will be granted a total of 13,950,000 warrants exercisable at various prices and vesting over the course of the agreement. The agreement provides for a severance payment including the remainder of the base salary due under the agreement if the officer is discharged without cause or if the officer is terminated within 12 months of a change of control of the Company. The severance payment will be equal to 12 months of the current salary.

     Litigation
     ----------
     The Company may become involved in various legal proceedings and claims which arise in the ordinary course of its business. Management does not believe that these matters will have a material adverse effect on the Company's consolidated position or results of operations.

     License Agreement
     -----------------
     On February 3, 2000, the Company received $25,000 from Immune Network Research, Ltd. ("INR"), a Canadian pharmaceutical development company under a letter of intent. The payment was made for a one-year irrevocable option granting the right to negotiate for an exclusive license for pharmaceutical applications worldwide outside of the United States. The Company then received an additional $100,000 from INR in anticipation of a definitive agreement. Under the terms of the letter, if an agreement is reached, the Company will issue an option to INR for up to 10,000,000 shares of common stock, under terms still in negotiation. In return, the Company will receive royalties equal to 7% of net sales for all MTCH-24(TM) products sold and 4% of net sales for all Viraplex(R) products sold by INR.


NOTE 6 - STOCKHOLDERS' DEFICIT

     Preferred Stock
     ---------------
     The Company is authorized to issue 25,000,000 shares of its $0.001 par value preferred stock. The Company has not issued any preferred stock to date.

     Common Stock
     ------------
     On June 30, 1983, the Company sold 4,715,000 shares of its common stock at $0.125 per share in a private offering. Total gross proceeds received from the private offering, net of $250,000 of cancelled stock subscriptions, were $589,400.

                                   MEDITECH PHARMACEUTICALS, INC. AND SUBSIDIARY
                                                   (DEVELOPMENT STAGE COMPANIES)
                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                                                    May 31, 2000
--------------------------------------------------------------------------------


NOTE 6 - STOCKHOLDERS' DEFICIT (Continued)

     Common Stock (Continued)
     ------------
     In July and August 1983, the Company sold 12,000,000 and 1,200,000 shares, respectively, of its common stock at $0.30 per share in a public offering. Total gross proceeds received from the offering were $3,960,000.

     In December 1983, the Company sold 50,000 shares of common stock to an officer at $0.15 per share for $7,500 and recorded $6,500 in compensation, representing the difference between the price paid and the discounted market value of the stock at the date of issuance.

     In February 1984, the Company issued 50,000 shares of common stock to a director for services. The Company recorded $14,000 in compensation, representing the market value of the services at the date of issue.

     On June 1, 1984, the Company issued 100,000 shares of common stock to its former Chief Financial Officer for services rendered during the six-month period ended May 31, 1984. Subsequently, this grant of shares was rescinded, and an option to purchase common stock was issued.

     In October 1985, the Company sold 8,000,000 shares of its common stock to its Chief Executive Officer in exchange for the settlement of an $8,000 salary obligation and a note in the amount of $1,440,000 from the officer. In December 1986, the note was cancelled and the 8,000,000 shares taken into treasury. At that date, the officer received an option to purchase 8,000,000 shares of the Company's common stock for $0.01 per share. This option was exercised in March 1989 for $80,000 in cash.

     In June 1986, the Company converted advances of $559,900 from Petro-Med, Inc. into 10,000,000 shares of common stock of the Company.

     On April 7, 1987, the Company issued 210,000 shares of common stock to two consultants for services rendered. The Company recorded $52,200 in compensation, representing the discounted market value of the stock at the date of issuance.

     On April 16, 1987, the Company issued 100,000 shares of common stock to three consultants for services rendered. The Company recorded $26,000 in compensation, representing the discounted market value of the stock at the date of issuance.

     During the year ended May 31, 1987, Viral issued 350,000 shares of its common stock to consultants for services valued at $296,700.

     On June 11, 1987, the Company issued 100,000 shares of common stock to a consultant for services rendered valued at $12,200.

                                   MEDITECH PHARMACEUTICALS, INC. AND SUBSIDIARY
                                                   (DEVELOPMENT STAGE COMPANIES)
                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                                                    May 31, 2000
--------------------------------------------------------------------------------

NOTE 6 - STOCKHOLDERS' DEFICIT (Continued)

     Common Stock (Continued)
     ------------
     On October 2, 1987, the Company issued 665,000 shares of common stock to two consultants for services rendered valued at $51,100.

     On March 2, 1988, the Company issued 150,000 shares of common stock to a consultant for services rendered valued at $13,900.

     On March 17, 1988, the Company issued 25,000 shares of common stock to a consultant for services rendered valued at $3,200.

     On March 22, 1988, the Company issued 100,000 shares of common stock to a consultant for services rendered valued at $13,000.

     On May 25, 1988, the Company issued 500,000 shares of common stock to a consultant for services rendered valued at $33,900.

     During the year ended May 31, 1988, Viral sold shares of its common stock for net proceeds of $290,000.

     On March 27, 1989, the Company sold 250,000 shares of common stock for $0.10 per share for gross proceeds of $25,000.

     During the year ended May 31, 1989, the Company sold 2,506,832 shares of common stock for net proceeds of $109,400.

     During the year ended May 31, 1990, the Company sold 100,000 shares of its common stock in a private transaction for net proceeds of $3,300.

     During the year ended May 31, 1992, the Company sold 2,000,000 shares of its common stock in a private transaction for net proceeds of $31,400.

     On January 2, 1991, the Company issued 2,750,000 shares of common stock as compensation for services valued at $41,000.

     On July 12, 1993, the Company issued 5,700,000 shares of its common stock to employees as compensation and for relief of certain accrued salaries. The aggregate value of the compensation was $151,000, which included forgiveness of $90,450 of accrued payroll.

     On July 12, 1993, the Company issued 1,685,300 shares of common stock to consultants for services valued at $64,800.

                                   MEDITECH PHARMACEUTICALS, INC. AND SUBSIDIARY
                                                   (DEVELOPMENT STAGE COMPANIES)
                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                                                    May 31, 2000
--------------------------------------------------------------------------------


NOTE 6 - STOCKHOLDERS' DEFICIT (Continued)

     Common Stock (Continued)
     ------------
     During the year ended May 31, 1994, the Company committed certain stock to a consultant for services. The services were performed through the year ended May 31, 1997. The Company issued 2,180,300 shares of stock on July 11, 1996 and recognized consulting expense in the amount of $22,790 during the year ended May 31, 1997. Consulting expense related to years prior to May 31, 1997 was immaterial.

     On July 11, 1996, the Company issued 9,800,000 shares of common stock to employees for services and recognized $185,000 in compensation expense and forgiveness of debts and payables due from the Company in the amount of $89,254. Additionally, on that date, the Company issued 3,359,700 shares of its common stock for services valued at $315,256.

     On July 9, 1998, the Company issued 3,500,000 shares of common stock to employees for a total of $123,500 in compensation for services.

     On July 9, 1998, the Company issued 1,300,000 shares of common stock to consultants for a total of $53,000 in compensation for services.

     During the year ended May 31, 2000, the Company issued 450,000 shares of common stock to employees for compensation. The shares were valued at $11,250.

     During the year ended May 31, 2000, the Company issued 1,400,000 shares of common stock to vendors for services rendered. In connection with the issuance, the company recorded $75,000 in consulting expense.

     During the year ended May 31, 2000, holders of 5,000,000 employee options exercised their options to purchase common stock for forgiveness of $50,000 of accrued compensation, which represented the exercise price of the options.

     During the year ended May 31, 2000, holders of 500,000 options exercised their option to purchase common stock for a subscription receivable of $10,000.

     Stock Purchase Warrants and Options
     -----------------------------------
     On May 16, 2000, the Company issued warrants to purchase 7,000,000 shares of common stock as a condition of entering into the investment agreement described in Note 7. The warrants are exercisable immediately at $0.03 per share and expire in 10 years. The warrants are valued at $2,380,000 and represent offering costs. When the transaction closes, it will be reflected as a reduction in the net proceeds from the offering, or, if the transaction is aborted, will be charged to operations.

                                   MEDITECH PHARMACEUTICALS, INC. AND SUBSIDIARY
                                                   (DEVELOPMENT STAGE COMPANIES)
                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                                                    May 31, 2000
--------------------------------------------------------------------------------


NOTE 6 - STOCKHOLDERS' DEFICIT (Continued)

     Stock Purchase Warrants and Options (Continued)
     -----------------------------------
     During the year ended May 31, 1985, the Company issued options to purchase 480,000 shares of common stock at various exercise prices to employees and consultants of the Company. The fair market value of the options were immaterial. None of these options were exercised and all have expired.

     On August 16, 1985, the Company issued options to purchase 1,600,000 shares of its common stock at $0.023 per share to employees of the Company. These options were issued at an exercise price that approximated market, and as such, no compensation expense was recorded. All of these options have expired.

     On October 28, 1985, the Company issued options to purchase 8,000,000 shares of its common stock at $0.01 per share in connection with the cancellation of a subscription receivable to its Chief Executive Officer. Related to these options, the Company recognized compensation expense in the amount of $104,000.

     On February 27, 1986, the Company issued options to purchase 50,000 shares of its common stock at the average of the bid/ask price on the date of exercise to a consultant of the Company. Additionally, during the year ended May 31, 1986, the Company issued options to purchase 462,000 shares of its common stock to various consultants at exercise prices ranging from $0.001 to $0.023 per share. The total consulting expense recognized in connection with these options was $56,200. All of these options have expired or been exercised.

     During the year ended May 31, 1987, the Company issued options to purchase 1,675,000 shares of its common stock to employees of the Company. These options were issued with an exercise price that approximated the fair market value of the underlying common stock, and as such, no compensation expense was recognized. All of these options have expired.

     During the year ended May 31, 1987, the Company issued options to purchase 975,000 shares of its common stock to consultants of the Company at exercise prices ranging from $0.01 to $0.08 per share. In connection with these options, the Company recognized consulting expense of $42,200. All of these options have expired.

     During the year ended May 31, 1987, the Company's consolidated subsidiary issued stock options to purchase 350,000 shares of Viral's common stock at various exercise prices to consultants for services valued at $190,400. All of these options have expired.

                                   MEDITECH PHARMACEUTICALS, INC. AND SUBSIDIARY
                                                   (DEVELOPMENT STAGE COMPANIES)
                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                                                    May 31, 2000
--------------------------------------------------------------------------------


NOTE 6 - STOCKHOLDERS' DEFICIT (Continued)

     Stock Purchase Warrants and Options (Continued)
     -----------------------------------
     During the year ended May 31, 1988, the Company issued options to purchase 550,000 shares of its common stock at exercise prices ranging from $0.05 to $0.15 per share to consultants for services rendered. In connection with these options, the Company recognized consulting expense in the amount of $13,800. All of these options have expired.

     During the year ended May 31, 1989, the Company issued options to purchase 450,000 shares of its common stock at exercise prices ranging from $0.01 to $0.07 per share to consultants for services rendered. In connection with these options, the Company recognized consulting expense in the amount of $15,600. All of these options have expired.

     During the year ended May 31, 1990, the Company issued options to purchase 100,000 shares of its common stock at an exercise price of $0.06 per share to two consultants for services rendered. In connection with these options, the Company recognized consulting expense in the amount of $7,300. All of these options have expired.

     On January 17, 2000, the Company issued options to purchase 5,000,000 shares of common stock to employees and stockholders of the Company. The options are exercisable at $0.21 per share for 1,000,000 options and $0.05 per share for 4,000,000 options and expire on February 3, 2007. The Company recognized $15,435 as compensation expense related to these options.

     On February 1, 2000, the Company issued to employees of the Company options to purchase 700,000 shares of common stock exercisable at $0.21 per share, vesting immediately and expiring on May 1, 2007. No compensation was recognized as the exercise price at the time of the grant approximated the fair market value of the stock at the date of grant.

     On February 1, 2000, the Company issued options to purchase 900,000 shares of its common stock to consultants of the Company. The options were exercisable at $0.21 per share and expire on May 31, 2006. Related to these options, the Company recognized $27,000 in compensation expense, which represents the fair market value of the options on the date of grant.

     On February 1, 2000, the Company issued options to purchase 50,000 shares of its common stock to a consultant of the Company. The options were exercisable at $0.05 per share and expire on May 1, 2007. Related to these options, the Company recognized consulting expense of $2,000.

                                   MEDITECH PHARMACEUTICALS, INC. AND SUBSIDIARY
                                                   (DEVELOPMENT STAGE COMPANIES)
                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                                                    May 31, 2000
--------------------------------------------------------------------------------


NOTE 6 - STOCKHOLDERS' DEFICIT (Continued)

     Stock Purchase Warrants and Options (Continued)
     -----------------------------------
     During the year ended May 31, 2000, the Company issued options to purchase 5,800,000 shares of common stock exercisable at $0.01 per share, vesting immediately and expiring on May 31, 2006 to employees of the Company. Related to these options, the Company recognized $20,000 of compensation expense, which represents the intrinsic value of the options. As of May 31, 2000, options representing 300,000 shares of stock remained unexercised.

     Employee Stock Option Transactions
     ----------------------------------
     The Company has no formal stock option plan. The following summarizes all transactions for the year ended May 31, 2000 involving the Company's common stock purchase options issued to employees. (The Company did not have any transactions during the year ended May 31, 1999):

                                                                    Weighted-
                                                                    Average
                                                    Number          Exercise
                                                  of Options         Price
                                                 -------------    ------------

       Outstanding, May 31, 1999                            -     $        -
           Granted                                 11,500,000     $     0.08
           Exercised                               (5,500,000)    $     0.01
                                                 ------------

                Outstanding, May 31, 2000           6,000,000     $     0.15
                                                 ============

                Exercisable, May 31, 2000           6,000,000     $     0.15
                                                 ============

     The weighted-average remaining contractual life of the options outstanding at May 31, 2000 is six years. The exercise prices for the options outstanding at May 31, 2000 ranged from $0.01 to $0.21.

                                   MEDITECH PHARMACEUTICALS, INC. AND SUBSIDIARY
                                                   (DEVELOPMENT STAGE COMPANIES)
                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                                                    May 31, 2000
--------------------------------------------------------------------------------


NOTE 6 - STOCKHOLDERS' DEFICIT (Continued)

     Employee Stock Option Transactions (Continued)
     ----------------------------------
     The Company has adopted only the disclosure provisions of SFAS No. 123, "Accounting for Stock-Based Compensation." It applies Accounting Principles Bulletin ("APB") Opinion No. 25, "Accounting for Stock Issued to Employees," and related interpretations in accounting for its plans and does not recognize compensation expense for its stock-based compensation plans other than for restricted stock and options/warrants issued to outside third parties. If the Company had elected to recognize compensation expense based upon the fair value at the grant date for awards under these plans consistent with the methodology prescribed by SFAS No. 123, the Company's net loss and loss per share for the years ended May 31, 2000 and 1999 would be reduced to the pro forma amounts indicated below:


                                                        May 31,
                                          -----------------------------------
                                                2000               1999
                                          ---------------    ----------------
          Net loss
              As reported                 $      (623,200)   $       (767,400)
              Pro forma                   $      (799,200)   $       (767,400)
          Loss per common share
              As reported                 $         (0.01)   $          (0.01)
              Pro forma                   $         (0.01)   $          (0.01)

     These pro forma amounts may not be representative of future disclosures because they do not take into effect pro forma compensation expense related to grants made before 1995. The fair value of these options was estimated at the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions for the year ended May 31, 2000: dividend yield of 0%; expected volatility of 90%; risk-free interest rate of 5.8%; and expected life of five years. The weighted-average fair value of options granted during the year ended May 31, 2000 was $0.02, and the weighted-average exercise price was $0.08.

     For options granted during the year ended May 31, 2000 where the exercise price was greater than the stock price at the date of grant, the weighted-average fair value of such options was $0.03, and the weighted-average exercise price of such options was $0.21. For options granted during the year ended May 31, 2000 where the exercise price was less than the stock price at the date of grant, the weighted-average fair value of such options was $0.16, and the weighted-average exercise price of such options was $0.18. No options were issued during the year ended May 31, 2000 where the exercise price equaled the stock price at the date of grant.

                                   MEDITECH PHARMACEUTICALS, INC. AND SUBSIDIARY
                                                   (DEVELOPMENT STAGE COMPANIES)
                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                                                    May 31, 2000
--------------------------------------------------------------------------------


NOTE 6 - STOCKHOLDERS' DEFICIT (Continued)

     Employee Stock Option Transactions (Continued)
     ----------------------------------
     The Black-Scholes option valuation model was developed for use in estimating the fair value of traded options which have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions including the expected stock price volatility. Because the Company's employee stock options have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in management's opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its employee stock options.


NOTE 7 - INVESTMENT AGREEMENT

     On June 30, 2000, the Company entered into an investment agreement with Swartz Private Equity, LLC ("Swartz"). The investment agreement entitles the Company to issue and sell common stock to Swartz in the form of put rights for up to an aggregate of $30,000,000 from time to time during a three-year period beginning on the date of an effective registration statement.

     Under the agreement, In order to invoke a put right, the Company must have an effective registration statement on file with the Securities and Exchange Commission and provide Swartz with at least 10 but not more than 20 business days advance notice of the date on which the Company intends to exercise a put right and must indicate the number of shares of common stock the Company intends to sell to Swartz. The Company may also designate a maximum dollar amount of common stock (not to exceed $2,000,000), which the Company will sell to Swartz during the put and/or a minimum purchase price per common share at which Swartz may purchase shares during the put. The number of shares of common stock sold to Swartz in a put may not exceed the lesser of (i) 1,500,000 shares; (ii) 15% of the aggregate daily reported trading volume of the Company's common shares, excluding certain block trades, during the 20 business days after the date of a put notice, with certain restrictions; (iii) 15% of the aggregate daily reported trading volume of common shares during the 20 business days before the put date, excluding certain block trades; or (iv) a number of shares that, when added to the number of shares acquired by Swartz under the investment agreement during the 31 days preceding the put date, would exceed 9.99% of the total number of shares of common stock outstanding.

     For each common share, Swartz will pay the Company the lesser of (i) the market price for such put, minus $0.075 or (ii) 91% of the market price for the put. This may be construed as a below-market issuance of securities and could result in significant charges to the Company's earnings.

                                   MEDITECH PHARMACEUTICALS, INC. AND SUBSIDIARY
                                                   (DEVELOPMENT STAGE COMPANIES)
                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                                                    May 31, 2000
--------------------------------------------------------------------------------


NOTE 7 - INVESTMENT AGREEMENT (Continued)

     Additionally, within five business days after the end of each pricing period, the Company is required to issue and deliver to Swartz a warrant to purchase a number of shares of common stock equal to 10% of the common shares issued to Swartz in the applicable put. Each warrant will be exercisable at a price which will initially equal 110% of the market price for the applicable put. The warrants will have semi-annual reset provisions. Each warrant will be immediately exercisable and have a term beginning on the date of issuance and ending five years thereafter.

     Further, under the provisions of the agreement, during the term of the investment agreement and for a period of one-year thereafter, the Company is prohibited from engaging in certain financing transactions involving the Company's equity securities.


NOTE 8 - INCOME TAXES

     Significant components of the Company's deferred tax assets and liabilities for income taxes consisted of the following:


          Deferred tax assets
              Reserve for finance charges                      $        400,000
              Accrued compensation                                    1,100,000
              Interest on related party advances                      1,010,000
          Operating losses                                            1,629,000
          Valuation allowance                                        (4,139,000)
                                                               ----------------

                   Net deferred tax asset                      $              -
                                                               ================

     The federal operating loss carryforwards at May 31, 2000 were approximately $4,525,000.


NOTE 9 - RELATED PARTY TRANSACTIONS

     Since inception, the Company has received advances from Petro-Med, Inc, an affiliate, to fund its working capital requirements. At May 31, 2000 and 1999, the Company maintained short-term advances from affiliates of $3,603,800 and $3,294,800, respectively. Accrued interest is attributed to the outstanding balance as incurred. The advances bear interest at 9% per annum on any outstanding balance. Interest expense on the advances was $309,000 and $283,000 for the years ended May 31, 2000 and 1999, respectively.

                                   MEDITECH PHARMACEUTICALS, INC. AND SUBSIDIARY
                                                   (DEVELOPMENT STAGE COMPANIES)
                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                                                    May 31, 2000
--------------------------------------------------------------------------------


NOTE 9 - RELATED PARTY TRANSACTIONS (Continued)

     At May 31, 2000, the Company maintained unsecured advances from stockholders in the amount of $43,500. The advances are unsecured, non-interest-bearing, and are payable on demand.

     Due to cash shortages, the Company has accrued deferred salaries and related taxes payable to certain officers who are stockholders and directors of the Company. At May 31, 2000, the aggregate amount of accrued compensation was $2,787,100.

     The Company has entered into certain employment agreements with its officers and stockholders (see Note 5).

     The Company maintains its primary place of business in facilities owned by the chief executive officer (see Note 5).


NOTE 10 - YEAR 2000 ISSUE

     The Company has completed a comprehensive review of its computer systems to identify the systems that could be affected by ongoing Year 2000 problems. Upgrades to systems judged critical to business operations have been successfully installed. To date, no significant costs have been incurred in the Company's systems related to the Year 2000.

     Based on the review of the computer systems, management believes all action necessary to prevent significant additional problems has been taken. While the Company has taken steps to communicate with outside suppliers, it cannot guarantee that the suppliers have all taken the necessary steps to prevent any service interruption that may affect the Company.

=======================================     ====================================

     You should rely on the information
contained in this prospectus. We have
not authorized anyone to give you                     77,116,000 Shares
information different than that
contained in this prospectus. We are
offering to sell shares of common stock                   MEDITECH
only in jurisdictions where offers and               PHARMACEUTICALS, INC.
sales are permitted. The information
contained in this prospectus is current
only as of its date, regardless of the
time you receive this prospectus.

            ----------------

            TABLE OF CONTENTS                           Common Stock

                                    Page
Prospectus Summary................    1
Risk Factors......................    3
Use of Proceeds...................   10
Selling Shareholders..............   11
Plan of Distribution..............   14
Management........................   15
Executive Compensation............   16
Business..........................   18
Management's Discussion and
 Analysis.........................   22
Changes in and Disagreements
 with Accountants on                                --------------------
 Accounting and Financial
 Disclosure.......................   24                 PROSPECTUS
Certain Relationships and
 Related Transactions.............   25
Market Information................   25             --------------------
Dividend Policy...................   26
Principal Stockholders............   27
Description of Securities.........   28
Indemnification of Officers
 and Directors....................   29
Legal Matters.....................   30
Experts...........................   30
Additional Information............   30
Index to Financial Statements.....  F-1

     ----------------

     Until , 2000, all dealers that
effect transactions in the common stock,
whether or not participating in this                  September 18, 2000
offering, may be required to deliver a
prospectus. This is not in addition to
the dealers' obligation to deliver a
prospectus when acting as underwriters
and with respect to their unsold
allotments or subscriptions.

========================================    ====================================

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS



ITEM 24.   Indemnification Of Officers And Directors.

     Pursuant to the Company's By-Laws, the Company may indemnify its directors and officers under certain circumstances against reasonable expenses (including court costs and attorney's fees), judgments, penalties, fines, and amounts paid in settlement actually and reasonably incurred in connection with any action, suit or proceeding, whether civil, criminal, administrative or investigative, to which any of them is a party by reason of his being a director, officer, employee, or agent of the Company if it is determined that he acted in accordance with the applicable standard of conduct set forth in such statutory provisions. Thus, the indemnification provisions will protect officers and directors from liability only if the officer or director meets the applicable standard of conduct and the Company has the financial ability to honor the indemnity.

ITEM 25.   Other Expenses Of Issuance And Distribution.

     Expenses payable in connection with the registration and distribution of the securities being registered hereunder, all of which will be borne by the Registrant, are as follows:

     Registration Fee - Securities and Exchange Commission......       $  5,144
     Printing and Engraving.....................................          1,000*
     Legal Fees and Expenses....................................         10,000*
     Accounting Fees............................................         35,000*
     Blue Sky Fees and Expenses.................................          1,000*
                                                                       --------
             Total..............................................       $ 52,144*
                                                                       ========


     * Estimated

ITEM 26.   Recent Sales Of Unregistered Securities.

1. On July 9, 1998, we issued an aggregate of 3,500,000 shares of our common stock to two employees as compensation for services valued at $123,500. The shares were issued at an agreed value of $0.035 per share.

2. On July 9, 1998, we issued an aggregate of 1,300,000 shares of our common stock to six consultants as compensation for services valued at $53,000. The shares were issued at an agreed value of $0.04 per share.

3. On June 6, 1999, we issued warrants to purchase an aggregate of 5,800,00 shares of our common stock to two employees and two consultants at an exercise price of $0.01 per share.

4. On January 17, 2000, we issued an aggregate of 450,000 shares of our common stock to three consultants as compensation for services valued at $11,250. The shares were issued at an agreed value of $0.025 per share.

5. On January 17, 2000, we issued an aggregate of 400,000 shares of our common stock to four service providers and consultants as compensation for services valued at $10,000. The shares were issued at an agreed value of $0.025 per share.

6. On January 17, 2000, we issued an aggregate of 3,000,000 shares of our common stock to two employees pursuant to the exercise of common stock purchase warrants at an exercise price of $0.01 per shares.

7. On February 1, 2000, we granted options to purchase an aggregate of 5,000,000 shares of our common stock to three employees at an exercise price of $0.05 per share (as to 2,500,000 shares) and $0.21 per share (as to 2,500,000 shares).

8. On February 1, 2000, we issued warrants to seven consultants and service providers to purchase an aggregate of 1,600,000 shares of our common stock at an exercise price of $0.21 per share.

9. On February 1, 2000, we issued warrants to one consultant to purchase an aggregate of 50,000 shares of our common stock at an exercise price of $0.05 per share.

10. On February 3, 2000, we issued 1,000,000 shares of our common stock to one consultant as compensation for services valued at $65,000. The shares were issued at an agreed value of $0.065 per share.

11. On February 3, 2000, we issued and aggregate of 2,000,000 shares of our common stock to two employees pursuant to the exercise of common stock purchase warrants at an exercise price of $0.01 per shares.

12. On February 3, 2000, we issued and aggregate of 500,000 shares of our common stock to two consultants pursuant to the exercise of common stock purchase warrants at an exercise price of $0.01 per shares.

13. On May 16, 2000, we issued an option to Swartz to purchase 7,000,000 shares of our common stock at an exercise price of $0.33 per share.

     No underwriter was involved in any of the above issuances of securities. All of the above securities were issued in reliance upon the exemptions set forth in Section 4(2) of the Securities Act of 1933 on the basis that they were issued under circumstances not involving a public offering.

ITEM 27.     Exhibits.

     The Exhibits to this Registration Statement are listed in the Exhibit Index commencing at page EX-1 hereof.

ITEM 28.     Undertakings.

     The undersigned Registrant hereby undertakes the following:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

          (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

          (ii) to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information in this Registration Statement; and

          (iii) to include any material information with respect to the plan of distribution not previously disclosed in this registration, or any material change to such information in the Registration Statement.

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment to this Registration Statement any of the securities being registered which remain unsold at the termination of this offering.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the Registrant pursuant to the General Corporation Law of Nevada, the Articles of Incorporation, or otherwise, the Registrant has been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in such Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or person controlling the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or person controlling the Registrant in connection with any securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in such Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form SB-2 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Phoenix, State of Arizona, on the date below.

Dated: September 18, 2000               MEDITECH PHARMACEUTICALS, INC.



                                        By: /s/ GERALD N. KERN
                                            ------------------------------------
                                            Gerald N. Kern
                                            Chief Executive Officer

                                POWER OF ATTORNEY

     We, the undersigned directors and officers of Meditech Pharmaceuticals, Inc., do hereby constitute and appoint Gerald N. Kern, acting individually, our true and lawful attorney and agent, to do any and all acts and things in our name and behalf in our capacities as directors and officers, and to execute any and all instruments for us an d in our names in the capacities indicated below, which said attorney and agent may deem necessary or advisable to enable said corporation to comply with the Securities Act of 1933, as amended, and any rules, regulations and requirements of the Securities and Exchange Commission, in connection with this Registration Statement, including specifically, but without limitation, power and authority to sign for us or any of us in our names and in the capacities indicated below, any and all amendments (including post-effective amendments) hereof; and we do hereby ratify and confirm all that the said attorney and agent shall do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.



/S/ GERALD N. KERN         Chairman, Chief Executive          September 18, 2000
---------------------      Officer & Director
Gerald N. Kern


/S/ STEVEN I. KERN        Chief Operating Officer &           September 18, 2000
---------------------     Chief Financial Officer
Steven I. Kern


/S/CYNTHIA S. KERN        President, Corporate Secretary      September 18, 2000
 --------------------     & Director
Cynthia S. Kern


/S/ LESTER GOLDSTEIN       Director                           September 18, 2000
--------------------
Lester Goldstein


/S/HARRY HALL              Director                           September 18, 2000
------------------
Harry Hall

                                  EXHIBIT INDEX

                         MEDITECH PHARMACEUTICALS, INC.


         The  following  exhibits  are  included  as part  of this  Registration
Statement, except those exhibits marked (1), which have previously been filed with the Securities and Exchange Commission and are incorporated by reference to another registration statement, report or document. References to the "Company" in this Exhibit Index mean MEDITECH PHARMACEUTICALS, INC., a Nevada corporation.


Exhibit
  No.              Description
-------            -----------

2.1       License Agreement With Immune Network Resources, Ltd. (1)

3.1       Original Articles of Incorporation of Meditech Pharmaceuticals, Inc.
          (1)

3.2 Articles of Amendment of Meditech Pharmaceuticals, Inc., as filed with the Nevada Secretary of State. (1)

3.3 Certificate of Incorporation of the Company, as filed with the Nevada Secretary of State (1)

3.4       Bylaws of the Company (1)

3.3.2 Certificate of Amendment to the Certificate of Incorporation of the Company, as filed with the Nevada Secretary of State on April 1983 (1)

3.4       Articles of Incorporation of Meditech Pharmaceuticals, Inc. (1)

4.1       Specimen common stock certificate (1)

4.2       Form of Stock Purchase Warrant dated July 1, 2000 (1)

4.3 Form of 6% Convertible Subordinated Promissory Note due September 30, 1998 aggregating $1,500,000 to six investors incorporated by reference to Exhibit 4.3 to Form 10-QSB for fiscal quarter ended August 31, 1996
          (1)

4.4 Registration Rights Agreement dated February 3, 2000 by and among the Company and Immune Network Research, Inc. related to the registration of the warrants in this offering (1)

4.5 Registration Rights Agreement dated May 16, 2000 by and among the Company and Swartz Equity Partners, LLC related to the registration of the warrants in this offering (1)

5.1*      Legal opinion of Jeffers, Shaff & Falk, LLP, attorneys at law

10.1 Form of license agreement between the company and Immune Network Research, Inc. (1)

                                      EX-1

10.2 Employment Agreement dated June 15, 2000 between the Company and Gerald N. Kern (1)

10.10 Employment Agreement dated June 15, 2000 between the Company and Steven I. Kern (1)

23.1      Consent of Independent Certified Public Accountants -
          Singer, Lewack Greenbaum & Goldstein LLP

23.2*     Consent of Jeffers, Shaff, & Falk, LLP


* To be filed by amendment.




                                      EX-2